Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

Consolidated Industries L.L.C.,

The Climate Control Group, Inc.,

NIBE Energy Systems Inc.

AND,

solely for purposes of Sections 6.8, 6.19 and 11.15

LSB Industries, Inc.,

AND

solely for purposes of Section 11.16

NIBE Industrier AB (publ)

Dated as of May 11, 2016

i

Annexes

Annex A	The Standards
Annex B	Sample Working Capital Calculation
Annex C	Severance Policies and Agreements
Annex D	Sample Estimated Statement Calculation
Annex E	Illustration Schedule – Indemnification

Exhibits

Exhibit A	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of May 11, 2016 (this “Agreement”), is made and entered into by and among Consolidated Industries L.L.C., an Oklahoma limited liability company (the “Seller”), The Climate Control Group, Inc., an Oklahoma corporation (the “Company”), NIBE Energy Systems Inc., a Delaware corporation (the “Purchaser”), and, solely for purposes of Sections 6.8, 6.19 and 11.15 hereof, LSB Industries, Inc., a Delaware corporation (“LSB”) and solely for purposes of Section 11.16 hereof, NIBE Industrier AB (publ) (“NIBE”).

W I T N E S S E T H:

WHEREAS, on the terms and subject to the conditions hereinafter set forth, the parties desire to enter into this Agreement, pursuant to which the Seller shall sell, and the Purchaser shall purchase, all of the outstanding shares of stock of the Company (the “Shares”) with the purpose of acquiring the Business (as defined herein), for the consideration and on the terms set forth in this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“Accounting Experts” shall have the meaning set forth in Section 2.3(g).

“Adjustment Escrow” means the portion of the Escrow Account designated for the Adjustment Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $2,000,000.

“Affiliate” of any Person shall mean, when used with reference to a specific Person, any Person that at the time of determination of Affiliate status directly or indirectly, whether through one or more intermediaries, controls, is controlled by or is under common control with such specific Person. As used in this definition, “control” (and, with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate Transaction” shall have the meaning set forth in Section 4.18(b).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall have the meaning set forth in Section 6.14.

“Antitrust Laws” shall have the meaning set forth in Section 6.4(b).

“Assets” shall have the meaning set forth in Section 4.20(a).

“Assigned Contracts” shall have the meaning set forth in Section 4.18(c).

“Authorized Representatives of the Purchaser” shall mean the Purchaser’s directors, officers, employees, counsel, accountants, financial advisors, consultants and other authorized representatives designated by the Purchaser (through a written notice addressed to the Company) for the purpose of Section 6.1.

“Bankruptcy Event” shall mean any of the following actions by the Company or any other CCG Entity:

(i) commencement of a voluntary case or filing a request or petition to initiate bankruptcy proceedings or to have any CCG Entity adjudicated as bankrupt;

(ii) consenting to the entry of an order for relief (or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such order) against any CCG Entity in an involuntary case;

(iii) consenting to the appointment (or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such appointment) of a custodian, receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of any CCG Entity or for any substantial part of any CCG Entity’s property;

(iv) making a general assignment (or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such general assignment) for the benefit of any CCG Entity’s creditors; or

(v) proposing or agreeing to an accord or composition in bankruptcy between any CCG Entity and any CCG Entity’s creditors.

“Business” shall mean the climate control business conducted by the CCG Entities, including without limitation the design, manufacture and sale of a broad range of HVAC products that include standard and custom designed water source and geothermal heat pumps, hydronic fan coils, large custom air handlers, modular geothermal and other chillers, primarily used in commercial/institutional and residential new buildings construction, renovation of existing buildings and replacement of existing systems.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Oklahoma City, Oklahoma, United States.

“Cash” shall mean, as of immediately prior to the Closing, the amount of all cash in any CCG Entity’s bank accounts, net of any outstanding (uncleared) checks, drafts and wire transfers, plus deposits in transit and excluding amounts held as restricted balances.

“CCG Entities” shall mean The Climate Control Group, Inc., International Environmental Corporation, ClimaCool Corp., ClimateCraft, Inc., Climate Master, Inc., Koax Corp. and ThermaClime Technologies, Inc.

“CCG Entities Indebtedness” shall mean, as of any time, without duplication, the aggregate amount of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (i) all short-term and long-term indebtedness of any CCG Entity (including the principal amount thereof or, if applicable, the accreted amount thereof, any prepayment amounts, and the amount of accrued and unpaid interest thereon), whether or not represented by bonds, debentures, notes or similar instruments, for the repayment of money borrowed, (ii) all deferred indebtedness of any CCG Entity for the payment of the purchase price of property, assets or services purchased, but excluding trade accounts payable, customer advance payments and other current liabilities in each case arising in the ordinary course of business, (iii) all obligations of any CCG Entity under conditional sale or other title retention agreements relating to any property purchased by any CCG Entity, (iv) all direct or contingent obligations of any CCG Entity arising under or in respect of letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, and other financial products and services, including (x) similar facilities issued for the account of any CCG Entity pursuant to which the applicable bank or similar entity has paid obligations for which any CCG Entity is required to repay and (y) treasury management and commercial credit card, merchant card and purchase or procurement card services, (v) any payment obligation of any CCG Entity under any and all Swap Contracts, (vi) all obligations for borrowed money of any Person other than a CCG Entity secured by any Lien existing on property owned by a CCG Entity, whether or not indebtedness secured thereby shall have been assumed, but excluding any obligations incurred under any LSB Debt Instruments, (vii) all obligations of a CCG Entity under any lease of property, personal or real, which obligations are required to be classified as capitalized leases under GAAP and (viii) all guaranties, endorsements, assumptions and other contingent obligations of any CCG Entity in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, provided that the amount of any such contingent obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such contingent obligation is made (subject to any limitation therein). CCG Entities Indebtedness shall not include any Excluded CCG Entities Indebtedness.

“CCG Financial Statements” shall mean, collectively, (a) the audited balance sheet of the CCG Entities as a consolidated group as of December 31, 2015, and the audited statements of income, changes in stockholders’ equity, and cash flows of the CCG Entities as a consolidated group for the year ended on December 31, 2015, together with the reports of the Company’s independent auditors thereupon, including notes to the audited financial statements, (b) unaudited balance sheets of the CCG Entities as a consolidated group as of December 31, 2013 and December 31, 2014, and the unaudited statements of income, changes in stockholders’ equity, and cash flows of the CCG Entities as a consolidated group for the years ended on December 31, 2013 and December 31, 2014, (c) the unaudited balance sheets of each CCG Entity as of December 31, 2013 and December 31, 2014, and the unaudited statements of income, changes in stockholders’ equity, and cash flows of each CCG Entity for the years ended on December 31, 2013 and December 31, 2014, and (d) the unaudited balance sheet of the CCG Entities as a consolidated group as of March 31, 2016, and the unaudited statements of income, changes in stockholders’ equity, and cash flows of the CCG Entities as a consolidated group for the three (3)-month period ended on March 31, 2016.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date and time at which the Closing occurs.

“Closing Statement” shall have the meaning set forth in Section 2.3(d).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commitment” shall mean (i) options, warrants, rights of first refusal or first offer, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, calls, puts, voting trusts, registration rights or other rights, agreements or commitments relating to the issuance, disposition or acquisition of a Person’s capital stock or Voting Debt or securities convertible into or exchangeable or exercisable for its equity securities or other Contracts that could require a Person to issue equity securities or to sell equity securities it owns in another Person, (ii) Voting Debt or any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity securities of a Person or owned by a Person, (iii) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents or any other pre-emptive rights and (iv) equity appreciation rights, phantom equity, profit participation, or other similar rights with respect to a Person.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Disclosure Letter” shall mean the disclosure letter, dated as of the date of this Agreement, delivered by the Company to the Purchaser upon or prior to entering into this Agreement.

“Company Intellectual Property” shall mean all Intellectual Property used in or necessary for the operation of the Business.

“Company Material Adverse Effect” shall mean any change, effect, occurrence or development that:

(a) has or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the CCG Entities, taken as a whole, provided that to the extent any effect is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a material adverse effect:

(i) changes in conditions in the U.S. economy or capital or financial markets generally, including changes in interest or exchange rates;

(ii) changes that are the result of factors generally adversely affecting the industries in which the CCG Entities conduct business;

(iii) changes in GAAP or authoritative interpretation thereof;

(iv) changes in general legal, regulatory, political, economic or business conditions;

(v) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including any loss, or threatened loss of, or adverse impact on, the relationships (contractual or otherwise) with, customers, suppliers, distributors, partners or Employees of the CCG Entities (provided that this clause (v) shall be disregarded for purposes of the “Company Material Adverse Effect” qualifiers contained in the representations and warranties set forth in Section 4.2 and Section 4.5);

(vi) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving any geographic region in which the CCG Entities conduct business;

(vii) any action required to be taken by the CCG Entities pursuant to the terms of the Agreement or any action taken by the CCG Entities with the Purchaser’s consent;

(viii) any change in applicable Laws or the application or authoritative interpretation thereof, including the effects of any duties on products of the type manufactured by the CCG Entities; and

(ix) any changes, including rescission, cancellation, expiration, moratorium or non-renewal, of any government incentives, rebates or subsidies relating to the Business (including, but not limited to, geothermal, climate control or other tax credits except in the case of clauses (i), (ii), (iv) and (ix) to the extent that such adverse effect has a materially greater adverse effect on the CCG Entities as compared to other companies operating in the same industries and markets in which the CCG Entities operate;

or

(b) would, or would reasonably be expected to, have a material adverse effect on the ability of any CCG Entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

For purposes of this Agreement, except to the extent excluded by clauses (a)(i) through (ix) above, a Company Material Adverse Effect relating to the financial condition or results of operations of the CCG Entities taken as a whole shall be deemed to exist or have occurred where the aggregate of any such changes, effects, occurrences or developments arising prior to the Closing or resulting in inaccuracies in a representation or warranty by the Seller or the Company herein, would reasonably be expected to result in (A) Damages of $75,000,000 or more in the aggregate within 12 months of the Closing, or (B) earnings before interest and taxes for any twelve month period ending at the end of a calendar quarter during 2016 being reduced by more than $7,500,000. For the avoidance of doubt, a Company Material Adverse Effect shall be deemed not to exist or to have occurred as a result of any changes, effects, occurrences or developments covered by the immediately preceding clauses (A) and (B) if the thresholds specified in the prior sentence are not exceeded.

“Competing Person” shall have the meaning set forth in Section 6.19(a).

“Confidential Information” shall mean all information, notes, analyses, compilations, forecasts, studies and other documents and records that are subject to the confidentiality obligations created by the Confidentiality Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2(a).

“Consolidated Group” shall mean any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax returns and any similar group under foreign, state or local law.

“Consolidated Taxes” means all Taxes of or with respect to the Seller Consolidated Group.

“Contracts” shall mean all binding written or oral agreements, contracts, licenses, leases, or other binding written or oral commitments, arrangements or plans (including any amendments and other modifications thereto).

“Costs” shall have the meaning set forth in Section 6.6(a).

“Covered Employees” shall have the meaning set forth in Section 6.15(a).

“Covered Flex Plan Employees” shall have the meaning set forth in Section 6.15(f).

“D&O Indemnitee” or “D&O Indemnitees” shall have the meaning set forth in Section 6.6(a).

“Damages” shall mean all claims, assessments or deficiencies, levies, losses, fines, penalties, damages, judgments (at equity or law), awards, charges, obligations, liabilities, costs and expenses (including amounts paid in settlement, court costs, and reasonable and documented attorneys’, accountants’, investigators’, and experts’ fees and expenses), response, removal or remediation costs under any Environmental Law, including CERCLA and any analogous state Superfund statute; provided that an Indemnified Party’s internal personnel time, overhead and other internal costs and expenses shall not constitute Damages.

“Deductible” shall have the meaning set forth in Section 10.3(a).

“Disclosure Letter Update” shall have the meaning set forth in Section 6.10.

“DOJ” means the United States Department of Justice.

“Employee” shall mean, on any given date, each individual who is employed by a CCG Entity as of such date (including those who are actively employed and are on leave, long or short term disability or other absence from employment).

“Employee Plans” shall have the meaning set forth in Section 4.11(a).

“Enforceability Exceptions” shall mean applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles relating to enforceability, regardless of whether such enforceability is considered in a proceeding at law or in equity.

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including those related to emissions, discharges, exposures, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, but shall not include the Occupational Safety and Health Act, or regulations (including process safety management standards) promulgated by the Occupational Safety & Health Administration.

“Environmental Reports” shall mean environmental site assessment reports, studies, analyses, compliance audits or assessments that relate to the business of any CCG Entity or any real property owned, operated or leased by CCG Entity.

“Environmental Tests” shall have the meaning set forth in Section 10.3(s).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under section 414 of the Code.

“Escrow Account” shall have the meaning set forth in Section 2.2(b).

“Escrow Agent” means JPMorgan Chase Bank, N.A. or another financial institution mutually agreed by the parties hereto.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among the Purchaser, the Seller and the Escrow Agent.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnification Escrow Amount.

“Estimated Statement” shall have the meaning set forth in Section 2.3(a).

“Excluded CCG Entities Indebtedness” shall mean any of the items described in clauses (i) through (viii) of the definition of CCG Entities Indebtedness to the extent that, at or prior to the Closing, all obligations of the CCG Entities thereunder and all Liens securing such obligations and encumbering any of the assets of the CCG Entities are either released or paid in full at the sole cost and expense of the Seller or its Affiliates.

“Excluded Transaction Expenses” shall mean any of the expenses described in the definition of Transaction Expenses to the extent that, at the Closing, all obligations of the CCG Entities thereunder are either released or paid in full at the sole cost and expense of the Seller or its Affiliates (other than the CCG Entities).

“Final Release Date” shall have the meaning set forth in Section 10.1.

“First Extended Termination Date” shall have the meaning set forth in Section 9.1(c)(ii).

“Fraud” means intentional or willful misrepresentation of material facts which constitute common law fraud under applicable laws.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” shall have the meaning set forth in Section 10.1.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Contract” shall mean any Contract entered into between any CCG Entity and (i) the United States government, (ii) any prime contractor to the United States government (in its capacity as such) or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Entity” shall mean any federal, state, local, or foreign government, any political subdivision thereof or any court, authority, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, any self-regulating entity or any self-regulatory organization (including, any stock exchange).

“Hazardous Materials” shall mean any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” “solid waste” or words of similar meaning or effect, including petroleum and any petroleum product, asbestos, polychlorinated biphenyls, radon, lead-based paint, chlorofluorocarbons and all other ozone-depleting substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Fee” shall mean an amount equal to the filing fee required in connection with notification under the HSR Act.

“Identified Employee” shall have the meaning set forth in Section 6.15(i).

“Indemnified Benefits Matters” shall mean any excise taxes or penalties imposed as a result of any failure to provide required election notices to continue coverage under the Seller’s group health plan in a timely manner, as required by COBRA, and for any claims for reimbursement of medical expenses from any qualified beneficiary who did not receive such an election notice within the time period required by COBRA.

“IEC” shall have the meaning set forth in Section 6.8(a)(i).

“Income Tax” shall mean any federal, state, local or foreign Tax measured by or imposed on net income.

“Indemnification Escrow Amount” means $2,730,000.

“Indemnification Escrow Fund” means the portion of the Escrow Account designated for the Indemnification Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

“Indemnified Party” shall mean a Purchaser Indemnitee or Seller Indemnitee who is entitled to indemnification from another party hereto pursuant to Article X.

“Indemnified Taxes” shall mean any and all Taxes imposed on the Company or for which the Company is otherwise liable that (i) are allocated or attributable to or incurred or payable by the Company for any Pre-Closing Tax Period (which, in the case of a Straddle Period, shall be determined in a manner consistent with Section 6.8(b)(iv), together with any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (i), (ii) arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of the Company having been a member of a Consolidated Group prior to the Closing, (iii) are imposed by reason of the Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract, other than customary lease agreements, as a result of activities or transactions taking place at or prior to the Closing, (iv) arise from or are attributable to any breach of any Tax covenant in Section 6.3(m) and Section 6.8, or (v) arise from the inclusion of any income or gain by the Company in any Post-Closing Tax Period (x) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Closing, (y) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition occurring at or prior to the Closing, or (z) as a result of any change in accounting method Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was improperly reported by the Company with respect to any Pre-Closing Tax Period, in each of the above cases, to the extent such Taxes exceed the accrual in respect thereof shown on the Closing Statement as finally determined. The amount of any Indemnified Taxes shall be computed without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period.

“Indemnifying Party” shall mean a party hereto who is required to provide indemnification under Article X to another party hereto.

“Information Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), telecommunications, equipment, controlled networks, peripherals and computer systems, including any outsourced systems and processes under a CCG Entity’s control, and other similar or related items of automated, computerized and/or software systems that are owned or controlled by a CCG Entity and used or relied on in connection with the Business, but excluding the Internet. For the avoidance of doubt, any co-located systems shall be deemed to be under the control of the applicable CCG Entity.

“Initial Termination Date” shall have the meaning set forth in Section 9.1(c)(ii).

“Intellectual Property” means all of the following in any jurisdiction throughout the world, and all intellectual property rights therein and thereto: (i) patents and patent applications and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof, (ii) trademarks, service marks, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing), trade dress, trade names, domain names, and other indicia of commercial source or origin, including registrations and applications for registration thereof, and all goodwill associated with any of the foregoing (“Trademarks”), (iii) copyrights and rights in copyrightable works, including registrations and applications for registration thereof, (iv) trade secrets and confidential information, including trade secrets and confidential information regarding patent disclosures, invention disclosures and inventions (whether or not patentable and whether or not reduced to practice), know-how, software, customer and supplier lists, data, databases, processes, protocols, specifications, designs, plans, proposals, techniques, drawings, specifications, and other forms of technology, and (v) any other intellectual property rights.

“Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, as an employee or agent of, or a service provider to, any CCG Entity to terminate (or, in the case of an employee, agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with any CCG Entity; (ii) knowingly hiring any Person who was employed by, an employee or agent of, or a service provider to, any CCG Entity, within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation (or any direct or indirect subsidiary of any such customer, supplier, licensee or other business relation) of a CCG Entity known by LSB or the Seller, or knowable after a reasonable inquiry from such Person, to be a customer, supplier, licensee or other business relation (or any direct or indirect subsidiary of any such customer, supplier, licensee or other business relation) of a CCG Entity to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) any CCG Entity with respect to the business conducted on the Closing Date by the CCG Entities. For purposes of the foregoing, general solicitations of employment published in a journal, newspaper, internet or other publication of general circulation or listed on any job site and not specifically directed to any employees of a CCG Entity shall not be deemed to constitute solicitation of such employees so long as no such employees who are known by LSB or the Seller, after reviewing such employee’s resume and after inquiry to the employee, to be an employee of a CCG Entity are in fact hired during the Restrictive Covenant Period.

“Knowledge of the Company” shall mean the actual knowledge of those individuals listed in Section 1.1(b) of the Company Disclosure Letter.

“Koax” shall have the meaning set forth in Section 6.8(a)(i).

“Laws” shall mean all laws, statutes, rules, codes, regulations, ordinances, orders, judgments or decrees of, or issued by, Governmental Entities.

“Laws relating to Employment” shall have the meaning set forth in Section 4.12(c).

“Leased Real Property” shall have the meaning set forth in Section 4.19(a).

“Leases” shall have the meaning set forth in Section 6.14(b).

“Liability Cap” shall have the meaning set forth in Section 10.3(b).

“Lien” shall mean any mortgage, deed of trust, hypothecation, lien, pledge, encumbrance, charge, security interest, judgment lien, easement, servitude or, in each case, any other similar encumbrance of any nature or kind whatsoever.

“LSB” shall have the meaning set forth in the preamble hereto.

“LSB Business Marks” shall mean any Trademarks containing or comprising, the terms “LSB”, “LSB Industries” or “LSB Industries, Inc.” and any “LSB”, “LSB Industries” or “LSB Industries, Inc.” logo, symbol, graphic or similar design mark used or held for use (whether alone or in combination with other terms) in connection with the Business.

“LSB Debt Instruments” means:

(a) the Indenture, dated as of August 7, 2013, among LSB, Seller, the Company, subsidiaries of LSB that are signatories thereto, and UMB Bank, n.a., as trustee, and each of the other Note Documents (as defined therein), including without limitation, the Security Agreement, dated as of August 7, 2013, by LSB and the other grantors that are signatories thereto in favor of UMB Bank, N.A. as Collateral Agent, as supplemented by Supplement No. 1 to Security Agreement, dated as of February 12, 2014;

(b) the Second Amended and Restated Loan and Security Agreement, dated as of December 31, 2013, among LSB, Seller, the Company, subsidiaries of LSB that are signatories thereto, the lenders signatories thereto, and Wells Fargo Capital Finance, LLC, as arranger and administrative agent, as amended by Amendment No. 1 to the Second Amended and Restated Loan and Security Agreement and Partial Release, dated as of June 11, 2015, and Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement, dated as of November 9, 2015, and each of the other Loan Documents (as defined therein); and

(c) the Note Purchase Agreement, dated as of November 9, 2015, among LSB, Seller, the Company, subsidiaries of LSB that are signatories thereto, and LSB Funding LLC, and each of the other Notes Documents (as defined therein), including without limitation, the Joinder to Security Agreement, dated November 9, 2015, by LSB Funding LLC, and acknowledged and agreed to by UMB Bank, n.a., as Collateral Agent, LSB and the guarantors that are signatories thereto.

“LSB Debt Released Liens” shall have the meaning set forth in the definition of Permitted Liens.

“LSB Flex Plan” shall have the meaning set forth in Section 6.15(f).

“LSB Payables” shall mean all trade payables or similar balance sheet items owed by a CCG Entity, on the one hand, to LSB, the Seller or any of their respective Affiliates (other than a CCG Entity), on the other hand, that would not constitute CCG Entities Indebtedness.

“LSB Receivables” shall mean all trade receivables or similar balance sheet items owed by LSB, the Seller or any of their respective Affiliates (other than a CCG Entity), on the one hand, to a CCG Entity, on the other hand.

“Material Contracts” shall mean (i) the Assigned Contracts and (ii) the following Contracts to which a CCG Entity is a party or by which any CCG Entity’s properties or assets are bound:

(a) each Contract (other than Contracts that have been fully performed by all parties thereto and other than spot sales or purchases in the ordinary course of business substantially on a CCG Entity’s standard terms that are to be settled within ninety (90) days of agreeing to such sale or purchase), for the sale or distribution of products, supplies, goods, materials, equipment, software, technology or services to one or more CCG Entities requiring payments by one or more CCG Entities, in the aggregate, equal to or greater than (A) $200,000 over the remaining term of such Contract or (B) $100,000 for the twelve (12) month period ended March 31, 2016;

(b) each Contract (other than Contracts that have been fully performed by all parties thereto and other than spot sales or purchases in the ordinary course of business substantially on a CCG Entity’s standard terms that are to be settled within ninety (90) days of agreeing to such sale or purchase), including without limitation each Contract with an original equipment manufacturer, for the sale or distribution of products, supplies, goods, materials, equipment, software, technology or services by one or more CCG Entities requiring payments to one or more CCG Entities, in the aggregate, equal to or greater than (A) $200,000 over the remaining term of such Contract or (B) $100,000 for the twelve (12) month period ended March 31, 2016;

(c) each Contract (A) that restricts or otherwise affects the ability of a CCG Entity to compete, in any jurisdiction, in any line of business or with any Person or would so restrict or affect the ability of the Purchaser or its Affiliates (including a CCG Entity) after the Closing, or (B) that contains exclusivity obligations or restrictions binding on a CCG Entity or that would be binding on the Purchaser or any of its Affiliates (including a CCG Entity) after the Closing, or (C) that any CCG Entity has entered into with any of the 25 largest customers of the Business based on sales during the twelve (12) month period ended December 31, 2015 and the three (3) month period ended March 31, 2016 that contains “most-favored-nation” or similar pricing obligations or restrictions binding on a CCG Entity or that would be binding on the Purchaser or any of its Affiliates (including a CCG Entity) after the Closing;

(d) each collective bargaining agreement or other Contract with any labor union;

(e) each Contract granting any rights of first refusal, first negotiation or first offer with respect to assets that are material to the conduct of the Business;

(f) each Contract to which a CCG Entity is a party for the purchase or sale of any material asset (other than in the ordinary course of business) for which there are material outstanding obligations with respect to any CCG Entity;

(g) each Real Property Lease;

(h) any Contract relating to (A) CCG Entities Indebtedness or (B) Excluded CCG Entities Indebtedness;

(i) any Swap Contract;

(j) each Contract that grants or imposes any Lien (other than Permitted Liens) on the material property, plant and equipment of a CCG Entity, the Owned Real Property or the Leased Real Property;

(k) each Employee Plan, including all single employer or multiemployer pension, profit sharing, retirement, bonus, vacation, option, annuity, bond purchase, deferred compensation, group life, health and accident insurance and other welfare benefit plans, Contracts, or commitments;

(l) each Contract between a CCG Entity, on the one hand, and Seller or its Affiliates (other than a CCG Entity), on the other hand;

(m) each Contract relating to software or information technology, including Contracts regarding support, maintenance and repair of information-technology assets, that is material to the Business;

(n) each Contract relating to capital expenditure items for one or more CCG Entities (A) in excess of $250,000 by such CCG Entity(ies) for a single project or (B) in excess of $500,000 by such CCG Entity(ies) in the aggregate;

(o) any joint venture, partnership, limited liability company or other similar Contracts (including shareholders’ agreements) with any other Person (including any agreement providing for joint research, development or marketing);

(p) any Contract or series of related Contracts, including any option agreement, relating to the acquisition or disposition of any business, capital stock or assets of any other Person or any material property real or personal (whether by merger, sale of stock, sale of assets or otherwise);

(q) any Contract (including any “take-or-pay” or keepwell agreement) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of a CCG Entity or (B) a CCG Entity has directly or indirectly guaranteed any liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(r) any Contract with a Significant Customer or Significant Supplier;

(s) any Government Contract;

(t) any Contract (other than employment Contracts or Employee Plans) to which a CCG Entity is a party with any current officer or director of a CCG Entity;

(u) any employment or consulting Contract to which a CCG Entity is a party (other than Employee Plans) for employees, officers, directors or consultants (A) whose compensation thereunder, during any given calendar year, is in excess of $100,000, (B) which provides for a severance payment in excess of $25,000 or (B) which provides for one or more payments in the event of a change of control;

(v) any Contract relating to the licensing of Intellectual Property by any CCG Entity to a third party or by a third party to any CCG Entity, and all other agreements affecting the CCG Entities’ ability to use or disclose Intellectual Property in connection with the Business, but not including (A) off the shelf software license agreements with an annual cost of less than $50,000, (B) non-disclosure or confidentiality agreements entered into as part of proposed mergers, acquisitions or similar transactions, or (C) Contracts described in subsection (m) above; and

(w) any other Contract that (A) if terminated or subject to a default by any party thereto, would, individually or in the aggregate, be materially adverse to the CCG Entities or (B) subjects any CCG Entity to material liability, or (C) is otherwise material to the CCG Entities taken as a whole but not otherwise required to be disclosed in Section 4.16 of the Company Disclosure Letter by clauses (i) through (v) above.

“New Title Coverage” shall have the meaning set forth in Section 6.20.

“NIBE” shall mean NIBE Industrier AB (publ).

“Non-Disclosure Agreement” shall have the meaning set forth in Section 6.2(b).

“Notice of Claim” shall have the meaning set forth in Section 10.5.

“Notice of Dispute” shall have the meaning set forth in Section 2.3(f).

“Notices” shall have the meaning set forth in Section 11.3(a).

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility), the unrecovered investment of purchasers or transferees of assets so transferred and the principal amount of any recourse, repurchase or debt obligations incurred in connection therewith; and (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally to such Person or any of its Subsidiaries, would be characterized as indebtedness.

“Open Source License” means (i) any license that is, or is substantially similar to, a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the Reciprocal Public License, GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public Attribution License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache license and (ii) any license that requires or that conditions any rights granted in such license upon: (A) the disclosure, distribution or licensing of any other software; (B) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse engineer any such other software; (C) a requirement that such other software be redistributable to other licensees; or (D) the grant of any patent rights including non-assertion or patent license obligations.

“Open Source Software” means any software that is licensed pursuant to an Open Source License, whether or not source code is available or included in such license.

“Owned Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Owned Real Property” shall have the meaning set forth in Section 4.19(b).

“Payment” shall have the meaning set forth in Section 9.3.

“Permits” shall have the meaning set forth in Section 4.8.

“Permitted Liens” shall mean, with respect to a CCG Entity, the following Liens:

(a) Liens for Taxes, assessments, or other charges or levies imposed by Governmental Entities that either have not become due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the CCG Financial Statements in accordance with GAAP;

(b) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently delinquent or dischargeable;

(c) workers’, mechanics’, suppliers’, carriers’, warehousemen’s, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the CCG Financial Statements in accordance with GAAP;

(d) deposits securing or in lieu of surety, appeal or customs bonds in proceedings to which a CCG Entity is a party that do not materially interfere with the conduct of the Business;

(e) Liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements and books of the Company in accordance with GAAP;

(f) landlords’ Liens under Real Property Leases to secure payments not yet due and payable;

(g) recorded Liens, rights-of-way, easements, licenses, zoning or other restrictions on the use of real property (including the Real Property), or minor irregularities in title thereto, which do not, individually or in the aggregate, materially and adversely affect, impair or interfere with the occupancy, use, value, ownership or transferability of the property affected thereby;

(h) Liens under the LSB Debt Instruments that (A) as of the date of this Agreement are reasonably expected to be released at the Closing with respect to the CCG Entities, and (B) are released at or prior to the Closing with respect to the CCG Entities (“LSB Debt Released Liens”); and

(i) any other Lien incurred in the ordinary course of business that does not materially impair the value of any property or the use, enjoyment, ownership or transferability of such property.

“Person” shall mean and include an individual, a partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, a trust, a business trust, an unincorporated organization or a Governmental Entity.

“Policy” or “Policies” shall have the meaning set forth in Section 4.17.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Pre-Closing Tax Returns” shall have the meaning set forth in Section 6.8(b)(ii).

“Proceedings” shall have the meaning set forth in Section 4.9.

“Product Liability Claim” shall mean any liability, obligation or claim in connection with a product liability claim relating to or arising from any Product manufactured, assembled, processed, distributed, marketed, licensed or sold by a CCG Entity prior to Closing.

“Product” shall mean any product manufactured, assembled, processed, distributed, marketed, licensed or sold by a CCG Entity prior to Closing.

“Product Warranty Claims” shall mean product warranty claims proceedings or causes of action for refunds, recalls, credits, adjustments or replacements relating to or arising from any Product manufactured, assembled, processed, distributed, marketed, licensed or sold by a CCG Entity prior to Closing.

“Prohibitive Order” shall have the meaning set forth in Section 7.1(a).

“Proprietary Information” shall have the meaning set forth in Section 6.19(d).

“Purchase Price” shall mean an amount equal to $364,000,000.00 U.S. Dollars.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Purchaser DC Plan” shall have the meaning set forth in Section 6.15(d).

“Purchaser Flex Plan” shall have the meaning set forth in Section 6.15(f).

“Purchaser Guaranteed Obligations” shall have the meaning set forth in Section 11.16.

“Purchaser Indemnification Claim” shall have the meaning set forth in Section 10.3(d).

“Purchaser Indemnitees” shall mean the Purchaser, its Affiliates (including, after the Closing, the CCG Entities) and the officers, directors, managers, employees, agents and representatives of the Purchaser or its Affiliates (including, after the Closing, the CCG Entities), and the heirs, executors, successors and permitted assigns of any of the foregoing.

“Purchaser Liability Cap” means $74,730,000.

“Purchaser Material Adverse Effect” shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Purchaser R&W Insurance Policy” shall mean the representation and warranty insurance policy issued as of the Closing Date to the Purchaser by the Purchaser R&W Insurance Provider in connection with the transactions contemplated by this Agreement.

“Purchaser R&W Insurance Provider” shall mean, together, Ironshore Insurance Services LLC and Chubb Transactional Risk.

“Purchaser Related Party” shall mean (a) the Purchaser, (b) any former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of any Person named in foregoing clause (a), and (b) any former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of any of the foregoing.

“Purchaser Severance Costs” means (i) all Severance Costs paid to Identified Employees in excess of $1,500,000 in the aggregate and (ii) all Severance Costs paid to Employees that are not Identified Employees with respect to a termination of employment or separation from service on or following the Closing; provided, however, that in determining the amount of Purchaser Severance Costs pursuant to clause (i) above, no Severance Cost shall be taken into account that is (A) a payment made pursuant to the Retention Awards, or (B) in excess of the amounts specified to be paid to an Identified Employee in the Severance Policies and Agreements. Notwithstanding the foregoing, Purchaser Severance Costs shall include any payments or Damages payable (i) to any Identified Employee pursuant to the WARN Act in excess of the amounts specified to be paid to an Identified Employee in the Severance Policies and Agreements and (ii) to any Employee that is not an Identified Employee.

“Real Property” shall mean the Owned Real Property and the Leased Real Property.

“Real Property Lease” shall mean each lease, sublease and other written Contract pursuant to which a CCG Entity is granted the right to use or occupy, now or in the future, any real property or any portion thereof, including any and all modifications, amendments and supplements thereto and any assignments and guarantees thereof.

“Registered Intellectual Property” shall have the meaning set forth in Section 4.14(a).

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Reserved Amount” or “Reserved Amounts” shall have the meaning set forth in Section 10.3(e).

“Restrictive Covenant Period” shall have the meaning set forth in Section 6.19(a).

“Retention Award” shall include the cash retention bonus agreements and restricted stock awards granted by LSB to certain Employees prior to the Closing Date.

“Scrape Excluded Representation” means each of Section 4.6(a) and Section 4.7.

“Second Extended Termination Date” shall have the meaning set forth in Section 9.1(c)(ii).

“Section 338(h)(10) Elections” shall have the meaning set forth in Section 6.8(a)(i).

“Section 4.13 Knowledge Period” means the period beginning on May 11, 2006 and ending on May 11, 2011.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller 401(k) Plan” shall mean the LSB Industries, Inc. 401(k) Plan.

“Seller Consolidated Group” shall mean the Consolidated Group of which LSB is the parent for U.S. federal income tax purposes and the CCG Entities are members.

“Seller Consolidated Return” shall mean any Tax Return of the Seller Consolidated Group.

“Seller Guaranteed Obligations” shall have the meaning set forth in Section 11.15.

“Seller Indemnitees” shall mean the Seller and its Affiliates (excluding, after the Closing, the CCG Entities) and the officers, directors, managers, employees, agents and representatives of the Seller or its Affiliates (excluding, after the Closing, the CCG Entities), and the heirs, executors, successors and permitted assigns of any of the foregoing.

“Seller Material Adverse Effect” shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Seller Severance Costs” means (A) all payments made pursuant to Retention Awards and (B) all Severance Costs paid to (i) Identified Employees (including any Person identified in Section 6.15(i) of the Company Disclosure Letter as to be deemed an Identified Employee) up to a maximum of $1,500,000 in the aggregate (ignoring for purposes of this clause (B)(i) any payment made pursuant to any Retention Award) and (ii) Employees that are not Identified Employees with respect to a termination of employment or separation from service prior to the Closing. Notwithstanding the foregoing, Seller Severance Costs shall not include any payments or Damages payable (i) to any Identified Employee pursuant to the WARN Act in excess of the amounts specified to be paid to an Identified Employee in the Severance Policies and Agreements or (ii) to any Employee that is not an Identified Employee.

“Severance Costs” means any liability, payment, increase in payment, or acceleration of vesting paid or payable to any Employee as a result of a termination of employment or separation from service with a CCG Entity, including, for the avoidance of doubt, any payments or Damages payable pursuant to the WARN Act or COBRA.

“Severance Policies and Agreements” means, collectively, (i) the severance practices or policies applicable to the Employees in effect on the date of this Agreement (including, but not limited to, the routine severance schedule approved by the Board of Directors of LSB prior to the date of this Agreement) and described on Annex C attached hereto, and (ii) any written agreements in effect on the date of this Agreement applicable to any Employee providing for any payment, increase in payment, or acceleration of vesting as a result of termination of employment or separation from service with a CCG Entity.

“Shared Contracts” shall have the meaning set forth in Section 4.18(c).

“Shares” shall have the meaning set forth in the first recital hereto.

“Significant Customers” shall have the meaning set forth in Section 4.22.

“Significant Suppliers” shall have the meaning set forth in Section 4.22.

“Standards” shall have the meaning set forth in the definition of Working Capital.

“Straddle Period” shall mean any Tax period beginning on or before and ending after the Closing Date.

“Straddle Tax Returns” shall have the meaning set forth in Section 6.8(b)(ii).

“Subsidiary” shall mean, with respect to any Person, any entity in which such Person or any of its Subsidiaries owns or has the power to vote more than fifty percent (50%) of the equity interests in such entity having general voting power to participate in the election of the governing body of such entity.

“Survival Period” shall have the meaning set forth in Section 10.1.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Tax” or “Taxes” shall mean any taxes, assessments, fees, and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, and the liability for the payment of any amounts described in the foregoing arising from being or having been a member of a Consolidated Group or a party to any Tax Agreement on or before the Closing.

“Tax Accountant” shall have the meaning set forth in Section 6.8(b)(iii).

“Tax Agreement” shall have the meaning set forth in Section 4.10(e).

“Tax Proceeding” shall have the meaning set forth in Section 6.8(c).

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean the Initial Termination Date (or the First Extended Termination Date or the Second Extended Termination Date if properly extended by the Purchaser in accordance with Section 9.1(c)(ii).

“Third Party Claim” shall mean any claim, demand, notice, action, suit, proceeding, arbitration, audit, complaint, investigation, dispute or like matter which is asserted or threatened by a Person other than a Purchaser Indemnitee, a Seller Indemnitee or their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject and that may give rise to a right of indemnification under Article X.

“Title Documents” shall have the meaning set forth in Section 6.20.

“Title Insurer” shall mean First American Title Company, 501 North Walker, Suite 170, Oklahoma City, Oklahoma 73102.

“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Expenses” shall mean an amount equal to all attorneys’, accountants’, investment banking and other professional or advisor fees and any brokers’, finders’ or similar fees (including any audit fees and other fees and expenses incurred in connection with the preparation of the CCG Financial Statements) incurred by a CCG Entity prior to the Closing in connection with this Agreement, the transactions contemplated by this Agreement or the proposed sale of the Shares and not paid before the payment contemplated in Section 2.3(c). Transaction Expenses shall also include the underwriting fee and premium for the Purchaser R&W Insurance Policy up to a maximum of $2,500,000, with any excess over such amount to be paid directly by the Purchaser. Transaction Expenses shall not include any Excluded Transaction Expenses.

“Transaction Price” shall mean the aggregate sum of the Purchase Price, plus (i) the amount of Cash, plus (ii) the LSB Receivables (as of immediately prior to the Closing), minus (iii) the LSB Payables (as of immediately prior to the Closing), minus (iv) the amount of CCG Entities Indebtedness as of immediately prior to the Closing, minus (v) the amount of Transaction Expenses. The amount of the Transaction Price shall also be reduced by the amount, if any, by which the Working Capital Target exceeds the amount of Working Capital, or increased by the amount, if any, by which the amount of Working Capital exceeds the Working Capital Target. Solely for the purposes of determining the Transaction Price at the Closing, the Transaction Price shall be based on the Estimated Statement determined in accordance with Section 2.3(a). The Transaction Price shall be subject to adjustment following the Closing as provided in Section 2.3(f). In calculating the various adjustments to the Transaction Price, no single item shall be given duplicative effect.

“Transfer Taxes” shall have the meaning set forth in Section 6.8(e).

“Transferred Account Balances” shall have the meaning set forth in Section 6.15(f).

“Transition Services Agreement” shall have the meaning set forth in Section 6.14(a).

“Treasury” shall mean U.S. Department of the Treasury.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars”, “U.S. $”, “Dollars” and “$” means the lawful currency of the United States.

“Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, and any similar state or local law.

“Working Capital” shall mean the sum of the current assets (excluding current LSB Receivables, Cash, any asset that would constitute a Transaction Expense, any income Taxes receivable, any deferred Tax assets and any asset related to commodity, interest rate or foreign currency hedges), minus the sum of the current liabilities (including other trade accounts payable, customer advance payments and other current liabilities in each case arising in the ordinary course of business, but excluding current LSB Payables, CCG Entities Indebtedness, Transaction Expenses, any liability related to commodity, interest rate or currency hedges, any income Taxes payable and any deferred Tax liabilities) of the CCG Entities, in each case determined as of immediately prior to the Closing in accordance with this Agreement and, to the extent not inconsistent with this Agreement, GAAP applied on a basis consistent with the preparation of the CCG Financial Statements for the twelve (12) month period ended December 31, 2015 (i.e., using the adjustments, methodologies and judgments as set forth on Annex A attached hereto and that were used in the preparation of such CCG Financial Statements) (the “Standards”). In calculating the Working Capital, (i) there should be no change in the classification to a current asset of any particular asset that has not previously been characterized as a current asset, or the classification to a long term liability of any particular liability that has not previously been characterized as a long term liability (in each case, other than any such change resulting solely from the passage of time between the date hereof and the Closing) or which is of a type that has not previously been characterized as current or long term, as the case may be, (ii) except as described in clause (iii) below, no reserve reflected in the balance sheet contained in the CCG Financial Statements for the twelve (12) month period ended December 31, 2015 shall be increased, reduced or eliminated except due to a reduction or elimination by reason of payment or cash settlement, or changes to the reserve made in accordance with the Company’s existing accounting policies and procedures as set forth on Annex A attached hereto and (iii) the entire workers’ compensation and general liability insurance reserves shall be included as current liabilities, regardless of the manner in which it has historically been carried. For illustration, attached as Annex B is a sample calculation of Working Capital of the CCG Entities as of March 31, 2016 based on the unaudited balance sheet of the CCG Entities as of March 31, 2016.

“Working Capital Target” shall mean $45,000,000.

Section 1.2 Other Interpretive Provisions.

(a) The words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(d) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e) The terms “day” and “days” mean and refer to calendar day(s).

(f) The terms “year” and “years” mean and refer to calendar year(s).

(g) The word “or” is inclusive and not exclusive.

(h) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(i) All Article, Section, Annex, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(j) This Agreement shall not be construed as if prepared by one particular party, but rather according to its fair meaning as a whole, as if all parties had prepared it and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF THE SHARES: CLOSING AND MANNER OF PAYMENT

Section 2.1 Agreement to Purchase and Sell the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Shares, free and clear of all Liens.

Section 2.2 Time and Manner of Payment of Transaction Price. At the Closing, the Purchaser shall pay an amount equal to the Transaction Price (consisting of adjustments to the Purchase Price as specified in the definition of “Transaction Price”), and will make the following disbursements in cash:

(a) to the Seller, by wire transfer of immediately available funds to an account designated by the Seller to the Purchaser not less than two (2) Business Days prior to Closing, an amount equal to the Transaction Price less the Escrow Amount, and

(b) to the Escrow Agent, by wire transfer of immediately available funds to an account designated by the Escrow Agent to the Purchaser not less than two (2) Business Days prior to Closing, the Escrow Amount into an escrow account (the “Escrow Account”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 2.3 Adjustments to the Purchase Price and Related Matters.

(a) Preparation of Estimated Statement. No later than six (6) Business Days prior to the Closing Date, the Seller shall provide to the Purchaser a statement (the “Estimated Statement”) setting forth in reasonable detail and with reasonable supporting documentation the calculation of the Transaction Price, including calculations of (i) the estimated amount of Cash, (ii) the estimated amount of Working Capital, (iii) the estimated amount of CCG Entities Indebtedness, LSB Receivables and LSB Payables, in each case as of immediately prior to Closing and (iv) the estimated amount of Transaction Expenses. The Seller shall cause the Estimated Statement to be prepared in accordance with this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation, GAAP on a basis consistent with the Standards. For illustration, attached as Annex D is a sample calculation of the Estimated Statement as of March 31, 2016 based on the unaudited balance sheet of the CCG Entities as of March 31, 2016 (assuming for purposes thereof that the Closing occurred on such date).

(b) Release of Obligations and Liens for CCG Entities Excluded Indebtedness. At the Closing, the Seller shall deliver to the Purchaser evidence as to the release or payment in full of all Excluded CCG Entities Indebtedness and showing that all Liens securing Excluded CCG Entities Indebtedness (for the avoidance of doubt, including LSB Debt Instruments) and encumbering any asset of any CCG Entity have been released or are being released concurrently with the Closing.

(c) Payment of Transaction Expenses. At the Closing, the Seller shall deliver to the Purchaser evidence, in form and substance reasonably satisfactory to the Purchaser, that (x) each CCG Entity has been released from all Excluded Transaction Expenses or (y) all Excluded Transaction Expenses have been repaid by the Seller.

(d) Closing Statement Preparation. Promptly following the Closing, but in no event later than ninety (90) days after the Closing, the Purchaser shall prepare or cause to be prepared and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation its calculation of the Transaction Price, including calculations of (i) the amount of Cash, (ii) the amount of Working Capital, (iii) the amount of CCG Entities Indebtedness, LSB Receivables and LSB Payables, in each case as of immediately prior to Closing and (iv) the amount of Transaction Expenses. The Purchaser shall prepare the Closing Statement in accordance with this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation, GAAP on a basis consistent with the Standards. If the Purchaser does not deliver the Closing Statement when required, the Seller may prepare and deliver a Closing Statement to the Purchaser within one hundred and twenty (120) days after the Closing, and, in such case, the Purchaser shall have the Seller’s objection rights under Section 2.3(f). If neither the Purchaser nor the Seller prepares and delivers a Closing Statement as provided herein, then the Estimated Statement shall be deemed also to be the final Closing Statement binding on the parties hereto.

(e) Access to Information. Each of the Seller and the Purchaser and the Company shall grant the other parties and their authorized accounting and legal representatives reasonable access to such work papers and books and records or other documents and information as any such other party or its representatives may reasonably request relating to the calculation of the Transaction Price and shall make appropriate officers reasonably available to assist each other party or its representatives and respond to questions, in each case as such other party may reasonably request in connection with its review of the estimated Closing Statement, the Closing Statement and the Notice of Dispute.

(f) Notices of Disputes. The Seller shall have a period of forty-five (45) days after the delivery of the Closing Statement by the Purchaser to give the Purchaser written notice of any dispute regarding the amounts reflected in the Closing Statement. If the Seller does not give the Purchaser written notice of a dispute, the Closing Statement shall be deemed to have been accepted and agreed to by the Seller in the form in which it was delivered, and shall be final and binding upon the parties hereto. Any written notice of a dispute regarding the Closing Statement shall set forth in reasonable detail the elements and amounts with which the Seller disagrees (a “Notice of Dispute”). The Seller shall be deemed to have agreed to all other elements and amounts contained in the Closing Statement not specifically disputed. During the forty-five (45) day period following the delivery of a Notice of Dispute, the Purchaser and the Seller shall make reasonable good faith efforts to attempt to resolve such dispute and agree in writing upon the final content of the disputed Closing Statement or to stipulate to such portion thereof with respect to which there is no dispute.

(g) Dispute Resolution. If the parties cannot resolve or stipulate to all disputes relating to the Closing Statement within the forty-five (45) day period referenced above, the matters with respect to which no resolution or stipulation can be reached (and, for avoidance of doubt, only such matters) shall be submitted to and resolved by the independent accounting firm of PwC or another independent recognized international accounting firm mutually agreed by the parties, provided that it has not provided auditing, consulting or other services to any of the parties hereto during the three years prior to the date hereof, or if such firm is unable or unwilling to serve, by a nationally recognized independent accounting firm mutually acceptable to the Seller and the Purchaser (the “Accounting Experts”), who shall act as experts and not as arbitrators. The Purchaser and the Seller shall each promptly enter into a customary engagement letter with the Accounting Experts and shall instruct the Accounting Experts that the written determination (which shall contain the underlying reasoning) of the Accounting Experts with respect to such unresolved disputed items and the accuracy of the Closing Statement as a result of the resolution of such disputed items shall be completed and distributed to the Purchaser and the Seller as soon as practicable after the engagement of the Accounting Experts; provided that the Purchaser and the Seller shall use commercially reasonable efforts to cause the Accounting Experts to make a determination within forty-five (45) days (or such other time as the Seller and the Purchaser shall agree in writing) after its engagement. The Purchaser and the Seller shall instruct the Accounting Experts that its determination shall be made in accordance with this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation, GAAP on a basis consistent with the Standards. In no event shall the Accounting Experts’ determination of the unresolved disputed items be for an amount outside the range of the Seller’s and the Purchaser’s disputed amounts. The Purchaser and the Seller and their respective accountants shall each make readily available to the Accounting Experts all work papers and books and records relating to the unresolved disputed items as the Accounting Experts may reasonably request to perform their function. The Purchaser and the Seller shall cooperate with the Accounting Experts in connection with this Section 2.3(g). Without limiting the generality of the foregoing, the Purchaser and the Seller shall each provide (or cause to be provided) to the Accounting Experts all information and records, and to make available at any proceeding all personnel, as are reasonably necessary to permit the Accounting Experts to resolve any disputes pursuant to this Section 2.3(g). Each of the Purchaser and the Seller may submit information or make presentations to the Accounting Experts relating to the item or items in dispute so long as a copy of any such submission is provided simultaneously to the other party and so long as both parties are allowed to be present during any such presentation. The decision of the Accounting Experts shall be final and binding on all parties and the Closing Statement as determined by the Accounting Experts (including the final amounts of Cash, Transaction Expenses, CCG Entities Indebtedness, LSB Receivables and LSB Payables, in each case as of immediately prior to Closing and Working Capital contained therein) shall constitute the final and binding Closing Statement. The fees, costs and expenses of the Accounting Experts shall be borne equally by the Purchaser and the Seller.

(h) Transaction Price True-Up Payment.

(i) If the Transaction Price, as finally determined as provided in Section 2.3(d) or Section 2.3(g), as applicable, is less than the Transaction Price as set forth in the Estimated Statement, then the Seller and the Purchaser shall deliver a joint written authorization to the Escrow Agent within two (2) Business Days from the date on which the Transaction Price is finally determined in accordance with Section 2.3(d) or Section 2.3(g), instructing the Escrow Agent to release from the Adjustment Escrow (A) to the Purchaser an amount in cash equal to the amount of such deficiency and (B) to the Seller the remainder, if any, of the funds designated for the Adjustment Escrow. If the deficiency exceeds the amount held for the Adjustment Escrow, then the Seller shall pay to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser to the Seller the amount of any such additional deficiency within three (3) Business Days after the final determination of the Transaction Price.

(ii) If the Transaction Price, as finally determined as provided in Section 2.3(d) or Section 2.3(g), as applicable, exceeds the Transaction Price as set forth in the Estimated Statement, then the Seller and the Purchaser shall deliver a joint written authorization to the Escrow Agent directing the Escrow Agent to release to the Seller all of the funds designated for the Adjustment Escrow, and the Purchaser shall pay the Seller by wire transfer of immediately available funds to the account specified in Section 2.2 (or to such other account as the Seller may indicate by written notice to the Purchaser delivered at least two (2) Business Days in advance) the amount of the excess within six (6) Business Days after the final determination of the Transaction Price. If the Purchaser fails to pay such excess by such date, on and after that date the Seller may deliver a written authorization to the Escrow Agent directing the Escrow Agent to release to the Seller an amount in cash equal to such excess from the Indemnification Escrow Fund, and the Indemnification Escrow Amount (and Seller’s indemnification obligations with respect to such amount) shall be permanently reduced by such amount. If the excess exceeds the amount held in the Indemnification Escrow Account, then the Purchaser shall pay to the Seller by wire transfer of immediately available funds the amount of any such additional excess within six (6) Business Days after the final determination of the Transaction Price to the account specified in Section 2.2 (or to such other account as the Seller may indicate by written notice to the Purchaser delivered at least two (2) Business Days in advance).

(iii) If the Transaction Price, as finally determined as provided in Section 2.3(d) or Section 2.3(g), as applicable, is equal to the Transaction Price as set forth in the Estimated Statement, then the Seller and the Purchaser shall deliver a joint written authorization to the Escrow Agent directing the Escrow Agent to release to the Seller all of the funds designated for the Adjustment Escrow.

Section 2.4 Manner of Delivery of the Shares. At the Closing, the Seller shall deliver certificates representing the Shares to the Purchaser, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer.

Section 2.5 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed on the Company Disclosure Letter (subject to Section 11.10), the Seller hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date (except in each case to the extent that such representations and warranties speak only as of a specific date, as of such date), as follows:

Section 3.1 Ownership of the Shares; Good Title Conveyed.

(a) The Seller is the owner, beneficially and of record, of the Shares. The delivery to the Purchaser of the Shares pursuant to this Agreement will transfer to the Purchaser all right, title and interest in and to such Shares, free and clear of all Liens.

(b) The stock certificates, stock powers, endorsements and assignments to be executed and delivered by the Seller to the Purchaser at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser title to, and ownership of, the Shares at Closing pursuant to and as contemplated by this Agreement free and clear of all Liens.

Section 3.2 Due Organization; Qualification. The Seller is a limited liability company duly formed and validly existing under the laws of Oklahoma. The Seller is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.3 Authorization; Noncontravention. Each of the Seller and its Affiliates has the requisite corporate (or partnership or limited liability company, as applicable) power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party by each of the Seller and its Affiliates and the consummation by the Seller and its Affiliates of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary board and stockholder (or manager and member, as applicable) action on the part of the Seller and any such Affiliate. This Agreement has been duly executed and delivered by the Seller and LSB and, assuming that this Agreement constitutes the valid and binding obligations of the Purchaser, constitutes the valid and binding obligation of the Seller and LSB, enforceable against them in accordance with the terms hereof, except as such enforcement may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated by this Agreement and the execution and delivery of the Ancillary Agreements will not, (a) conflict with any of the provisions of the articles of organization, the operating agreement, the articles/certificate of incorporation, the bylaws or any other organizational document of the Seller and its Affiliates, in each as amended, (b) require any consent, approval or authorization of, declaration or filing with, notice to, or action by, any Person under, conflict with, result in a breach of or default (with or without due notice or lapse of time or both) under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or, the loss of any benefit under, any Contract to which the Seller or any of its Affiliates is a party or by which the Seller, any of its Affiliates or any of their assets is bound or subject, or any material permits affecting the assets or business of the Seller, (c) result in the creation or imposition of any Lien, other than Permitted Liens or Liens in favor of the Purchaser, on the assets of the Seller or any of its Affiliates, or (d) contravene any domestic or foreign Laws or any writ, judgment, injunction, decree, determination or award currently in effect, except, in the case of clauses (b), (c) and (d) above, would not have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4 Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required to be obtained by the Seller or any of its Affiliates in connection with the execution and delivery of this Agreement and any Ancillary Agreement by the Seller and any of its Affiliates to which it is a party, or the consummation by the Seller and any of its applicable Affiliates of any of the transactions contemplated hereby and thereby, except for (a) such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act and the competition Laws of other jurisdictions, (b) the consents, approvals, authorizations, filing or notices set forth in Section 3.4 of the Company Disclosure Letter and (c) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not have, individually or in the aggregate, a Seller Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

Except as disclosed on the Company Disclosure Letter (subject to Section 11.10), the Seller and the Company, jointly and severally, hereby represent and warrant to the Purchaser, as of the date of this Agreement and as of the Closing Date (except in each case to the extent that such representations and warranties speak only as of a specific date, as of such date), as follows:

Section 4.1 Corporate Power. Each CCG Entity is a corporation duly formed and validly existing under the laws of the state of organization. Accurate and complete copies of the certificates of incorporation and the bylaws of each CCG Entity, as amended, have been made available to the Purchaser. Each CCG Entity is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Authorization; Noncontravention. Each CCG Entity has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party by a CCG Entity and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of the applicable CCG Entity and, to the extent necessary, any Affiliate of such CCG Entity. No vote of, or consent by, the holders of any class or series of capital stock or Voting Debt (if any) issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the Ancillary Documents contemplated to be executed by the Company or the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligations of the Purchaser, constitutes the valid and binding obligations of the Company enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Except as set forth in Section 4.2 of the Company Disclosure Letter, the execution and delivery by a CCG Entity of this Agreement and each Ancillary Agreement to which it is a party do not, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party will not, (a) conflict with any of the provisions of the certificates of incorporation or the bylaws of such CCG Entity, as amended, (b) require any consent, approval or authorization of, declaration or filing with, notice to, or action by, any Person under, conflict with, result in a breach of or default (with or without due notice or lapse of time or both) or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any material Permits or Contract to which a CCG Entity is a party or by which a CCG Entity or any Asset is bound or subject, (c) result in the creation of any Liens other than Permitted Liens on any Assets or (d) contravene any domestic or foreign Laws applicable to the Seller or its Affiliates or any writ, judgment, injunction, decree, determination or award currently in effect and binding on the Seller or its Affiliates, except, in the case of clauses (b), (c) and (d) above, as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3 Capitalization. The Shares constitute all of the issued and outstanding stock in the Company and there are no outstanding Commitments regarding the stock of the Company. The Shares are issued and outstanding and are owned by the Seller free and clear of any Liens (other than LSB Debt Released Liens). The Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding Commitments that would permit any Person to acquire any stock in the Company.

Section 4.4 Subsidiaries. Section 4.4 of the Company Disclosure Letter identifies each Subsidiary of the Company or of any other CCG Entity. Except as set forth in Section 4.4 of the Company Disclosure Letter, no CCG Entity owns or holds any equity interests, or Commitments with respect to equity interests, in any other Person. The shares of each CCG Entity identified in Section 4.4 of the Company Disclosure Letter constitute all of the issued and outstanding stock in such CCG Entity and there are no outstanding Commitments regarding the stock of such CCG Entity. Other than the Shares, the stock of each CCG Entity identified in Section 4.4 of the Company Disclosure Letter is issued and outstanding, owned by the applicable CCG Entity identified in Section 4.4 of the Company Disclosure Letter free and clear of any Liens (other than LSB Debt Released Liens), has been duly authorized and validly issued, and is fully paid and non-assessable. There are no outstanding Commitments that would permit any Person, other than a CCG Entity, to acquire any stock in a CCG Entity identified in Section 4.4 of the Company Disclosure Letter.

Section 4.5 Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required to be obtained by any CCG Entity in connection with the execution and delivery of this Agreement and any Ancillary Agreement to which such CCG Entity is a party by such CCG Entity or the consummation by such CCG Entity of any of the transactions contemplated hereby and thereby, except for (a) such filings, permits, authorizations, consents and approvals set forth in Section 4.5 of the Company Disclosure Letter, and other applicable requirements of, the HSR Act and (b) any other approvals, consents, approvals, authorizations, declarations, filings or notices which, if not made or obtained, would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 CCG Financial Statements; No Undisclosed Material Liabilities.

(a) The CCG Financial Statements have been delivered or made available to the Purchaser. The CCG Financial Statements (i) have been prepared from the books and records of the CCG Entities (which books and records are accurate and complete in all material respects), (ii) have been prepared in accordance with GAAP, consistently applied, except as disclosed in Section 4.6(a) of the Company Disclosure Letter and (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the CCG Entities as of the dates thereof and its results of operations for the periods then ended, all in accordance with GAAP, consistently applied.

(b) Except as set forth in Section 4.6(b) of the Company Disclosure Letter, the CCG Entities have in place a system of internal accounting controls with respect to the business of the CCG Entities which, to the Knowledge of the Company, is sufficient to provide reasonable assurance that (i) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and (ii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Letter, for the last thirty-six (36) months, neither the Seller nor any of its Affiliates (including any CCG Entity) nor, to the Knowledge of the Company, any employee, officer or representative of the Seller or any of its Affiliates (including any CCG Entity) has received notice of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any CCG Entity or any CCG Entity’s internal accounting controls, including any material complaint, allegation, assertion or claim that a CCG Entity has engaged in questionable accounting or auditing practices.

(d) Except as set forth in Section 4.6(d) of the Company Disclosure Letter, the CCG Entities have no liabilities or obligations required to be reflected or reserved against on a balance sheet of any CCG Entity prepared in accordance with GAAP, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except liabilities or obligations (i) reflected or reserved against on the CCG Financial Statements, (ii) incurred after December 31, 2015 in the ordinary course of business consistent with past practice, (iii) as would not, individually or in the aggregate, be materially adverse to the CCG Entities, and (iv) specifically contemplated by this Agreement and incurred after the date hereof. None of the CCG Entities has any Off-Balance Sheet Liabilities.

Section 4.7 Absence of Certain Changes. Except as disclosed in Section 4.7 of the Company Disclosure Letter, since January 1, 2016, (a) each CCG Entity has conducted its business in the ordinary course of business consistent with past practice, (b) there has not been and does not exist any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could be expected to have a Company Material Adverse Effect, (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to any assets of any CCG Entity in excess of $50,000 individually or $250,000 in the aggregate and (d) nothing has occurred that would have been prohibited by Section 6.3 if the terms of such section had been in effect as of and after January 1, 2016.

Section 4.8 Compliance with Laws; Permits. Except as set forth in Section 4.8 of the Company Disclosure Letter, and except as related to compliance with Environmental Laws or other environmental matters (which is the subject of Section 4.13), Laws relating to Taxes (which is the subject of Section 4.10), Laws relating to labor and employment (which is the subject of Section 4.12) and Laws relating to employee benefits (including, without limitation, ERISA) (which is the subject of Section 4.11), (a) each CCG Entity is, and has been for the last twenty-four (24) months, in compliance in all material respects with all Laws applicable to such CCG Entity, (b) no CCG Entity has, in the last twenty-four (24) months, received any written communication from any Governmental Entity that alleges that any CCG Entity is not in compliance in any material respect with any Law that has not been resolved, and (c) each CCG Entity holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of the Business (collectively, “Permits”), except where the failure to hold the same would not have a Company Material Adverse Effect.

Section 4.9 Litigation. Except as related to Environmental Laws or other environmental matters (which is the subject of Section 4.13), Laws relating to Taxes (which is the subject of Section 4.10), Laws relating to labor and employment (which is the subject of Section 4.12), and Laws relating to employee benefits (including, without limitation, ERISA) (which is the subject of Section 4.11), and except as set forth in Section 4.9 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened legal or administrative proceedings, cease and desist letters, mediations, citations, summonses, subpoenas, hearings, claims, suits, actions, arbitrations or investigations of any nature, in Law or in equity, by or before any court or other Governmental Entity or arbitrator or mediator (“Proceedings”) against or involving any CCG Entity or any CCG Entity’s assets or rights, nor is there any injunction, order, judgment, ruling or decree imposed upon any CCG Entity, in each case, that, if decided adversely to the applicable CCG Entity, would have a Company Material Adverse Effect.

Section 4.10 Taxes. Except as set forth in Section 4.10 of the Company Disclosure Letter:

(a) Each CCG Entity has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed. Each such Tax Return (other than a Seller Consolidated Return) is accurate and complete in all material respects, and each Seller Consolidated Return (to the extent related to the CCG Entities) is accurate and complete in all material respects.

(b) All material Taxes owed by any member of the Seller Consolidated Group that are or have become due (whether or not shown on any Tax Return) for which any CCG Entity could have liability have been timely paid in full, and all material Tax withholding and deposit requirements imposed on any member of the Seller Consolidated Group for which any CCG Entity could have liability have been satisfied in full in all material respects.

(c) No assessment, deficiency or adjustment has been asserted or proposed, and no audits or administrative or judicial proceedings are being conducted, with respect to any material Taxes or Tax Returns of the Seller Consolidated Group for which any CCG Entity could have liability. There is no written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes of the Seller Consolidated Group for which any CCG Entity could have liability, and no written power of attorney with respect to any such Taxes has been filed or entered into with any Governmental Entity which has not been previously terminated. No jurisdiction (whether within or outside the United States) in which a CCG Entity has not filed a particular type of Tax Return or paid a particular type of material Tax has asserted in writing that such CCG Entity is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(d) There are no Liens (other than Liens described in clause (a) of the definition of Permitted Liens) on any of the assets of a CCG Entity that arose in connection with any failure (or alleged failure) to pay any material Tax.

(e) No CCG Entity is a party to or bound by any Tax sharing agreement, Tax indemnity agreement or other contractual agreement relating primarily to Taxes other than customary lease agreements (“Tax Agreement”). Other than the Seller Consolidated Group, in the past four years no CCG Entity has been a member of a Consolidated Group nor has any CCG Entity had any liability for the Taxes of any Person (whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to a Tax Agreement or otherwise). No CCG Entity has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state or local Law), in either case that would be binding upon a CCG Entity after the Closing Date.

(f) Notwithstanding any other provision of this Agreement (including any provision set forth in Section 4.10), no CCG Entity makes any representation or warranty with respect to the existence, availability, amount, usability or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of any CCG Entity after the Closing Date. The representations and warranties set forth in this Section 4.10 are the sole representations and warranties relating to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

(g) No CCG Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign law) made with respect to any Pre-Closing Tax Period. No CCG Entity has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c). No CCG Entity has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement. No CCG Entity is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code. No withholding of Taxes is required in connection with the payment of the Transaction Price.

(h) The Seller has not elected to be classified as an association for federal income tax purposes pursuant to Section 301.7701-3 of the Treasury Regulations and has at all times been disregarded as an entity separate from LSB.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a list of (i) material “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and all material stock option, stock purchase, stock appreciation rights, phantom stock, bonus, incentive, deferred compensation, retiree health or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by any CCG Entity or any of their Affiliates in which any Employee participates immediately prior to the Closing for the benefit of any Employee, but not to include the Retention Awards, which are specifically excluded herefrom, and (ii) material employment, retention, termination, change in control, severance or other similar contracts or agreements pursuant to which any CCG Entity has any material obligation with respect to any Employee, as applicable (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”). Accurate and complete copies of all plan documents, summary plan descriptions, the most recent applicable Internal Revenue Service determination letter and the most recently filed IRS Form 5500 have been provided to the Purchaser. No CCG Entity or any of their ERISA Affiliates has communicated to any Employee or former Employee any intention or commitment to amend or modify any Employee Plan or to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

(b) Each of the Employee Plans, the Seller 401k Plan and each “employee benefit plan” (within the meaning of 3(3) of ERISA) sponsored, maintained or contributed to by any CCG Entity or any of their affiliates in which any Employee participates, has been maintained in material compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws. Except as disclosed in Section 4.11(b) of the Company Disclosure Letter, all contributions to each Employee Plan have been timely made, except where such failure would not result in liability to the Purchaser or any of its Affiliates (including any CCG Entity after the Closing), and all required governmental reports have been timely filed.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter, the Internal Revenue Service has issued a favorable determination or opinion letter, or time to apply for such a letter still exists, with respect to the form of each Employee Plan that is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code and such Employee Plans have not been amended thereafter in any way that would adversely affect their qualification; further, to the Knowledge of the Company, no fact or circumstance exists that would materially and adversely affect the qualification or tax-exempt status of an Employee Plan that is intended to be tax-exempt.

(d) No act, omission or transaction has occurred which would result in imposition on any CCG Entity of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or, with respect to any Employee Plan, Section 6652 of the Code or (iii) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code. No CCG Entity nor any of their ERISA Affiliates have been involved in any transaction that could cause any CCG Entity to be subject to liability under section 4069 of ERISA.

(e) None of the Employee Plans is subject to Section 302 of ERISA or Section 412 of the Code, and no CCG Entity has any liability for plans previously subject to these Sections. No Employee Plan is subject to Title IV of ERISA, no CCG Entity nor any of its Subsidiaries or ERISA Affiliates has any liability under Title IV of ERISA and there are no facts or circumstances that could reasonably be expected to give rise to such liability.

(f) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Employee Plans or their assets and there is no matter pending (other than routine qualification determination filings) with respect to any of the Employee Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation.

(g) Each CCG Entity and each of their ERISA Affiliates has complied in all material respects with the health care continuation requirements of Parts 6 and 7 of Title I of ERISA with regard to current or former Employees.

(h) Since 1990, none of the CCG Entities nor any of their ERISA Affiliates has sponsored, participated in, or had any obligation to (or has any other liability with respect to) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(i) All Employee Plans that are non-qualified deferred compensation programs are in compliance or have been amended to comply with Section 409A of the Code and have been administered in material compliance with Code Section 409A since January 1, 2008, or are “grandfathered” from compliance and are exempt from the Code Section 409A requirements.

(j) The CCG Entities have not provided, and the CCG Entities have no obligation to provide, any medical, life or similar benefits to current or future retired or terminated employees, their spouses or dependents following termination of employment, except as required by any applicable Law.

(k) Except as set forth in Section 4.11(k) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan which, in the aggregate, would result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code.

Section 4.12 Labor and Employment.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Letter, (i) no CCG Entity has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any Employees of any CCG Entity, (ii) no CCG Entity is a party to or bound by any collective bargaining agreement applicable to any Employees and no collective bargaining agreements are being negotiated, (iii) there is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or, to the Knowledge of the Company, threatened against any CCG Entity, and no CCG Entity has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since January 1, 2012, (iv) no CCG Entity has engaged in any unfair labor practices, and no unfair labor practice charges or complaints before any Governmental Entity are pending or, to the Knowledge of the Company, threatened against any CCG Entity and (v) to the Knowledge of the Company, no labor union or other collective bargaining representative claims to or is seeking to represent any Employees and no union organizational campaign or representation petition is currently pending with respect to any Employees.

(b) Except as disclosed in Section 4.12(b) of the Company Disclosure Letter, since January 1, 2012, there have not been any plant closings, mass layoffs or other terminations of Employees which would create any obligations upon or liabilities for any CCG Entity under the WARN Act.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Letter, each CCG Entity (i) has, during the last twenty-four (24) months, been in material compliance with all Laws relating to employment, equal employment opportunity, affirmative action, nondiscrimination, nonretaliation, wrongful discharge, civil rights, hiring, background checks, immigration, work authorization, compensation, wages, hours, worker classification, temporary labor, benefits, leaves of absence, employee breaks, sick time, vacation, paid time off, collective bargaining, the collection and payment of withholding and social security taxes and similar Taxes, occupational safety and health, workers’ compensation, unemployment compensation, substance abuse testing, work force reductions and plant closing, labor relations, collective bargaining, representation, unfair labor practices, employee privacy, and COBRA, including, but not limited to, the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions, and any state laws with respect to tortious employment conduct, such as slander, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium (“Laws relating to Employment”), and (ii) no CCG Entity has, in the last twenty four (24) months, received any communication from any Governmental Entity that alleges that any CCG Entity is not in compliance with any Law relating to Employment that has not been resolved.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Letter, (i) there is no pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, claim, suit, action, arbitration, grievance or investigation against or involving any CCG Entity or any CCG Entity’s assets or rights relating to labor or employment matters, (ii) there is no injunction, order, judgment, ruling or decree imposed upon any CCG Entity relating to labor or employment matters, and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that may constitute or result in a violation by any CCG Entity of, or a failure on the part of any CCG Entity to comply with, any Law relating to Employment.

Section 4.13 Environmental Matters.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Letter and except for those matters that would not have a Company Material Adverse Effect:

(i) each CCG Entity is and for the five (5) years preceding the date of this Agreement, has been in compliance with all applicable Environmental Laws;

(ii) each CCG Entity has obtained and is in compliance with the requirements of all Permits required under applicable Environmental Laws for the continued conduct of the business of such CCG entity in the manner now conducted;

(iii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws pending, or, to the Knowledge of the Company, threatened, against any CCG Entity or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by any CCG Entity;

(iv) no CCG Entity has received any notice of nor entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements arising under Environmental Laws;

(v) there have been no Releases of Hazardous Materials (i) in the five (5) years preceding the date of this Agreement or (ii) to the Knowledge of the Company, during the Section 4.13 Knowledge Period, in each case at, on, under or from any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by any CCG Entity that have resulted or could reasonably be expected to result in a claim, liability or obligation to conduct remedial action under any Environmental Law; and

(vi) No CCG Entity has received in the five (5) years preceding the date of this Agreement any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (or its state law equivalents) with respect to Hazardous Materials used, generated or transported at or from any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by any CCG Entity.

(b) Each CCG Entity has made available to the Purchaser accurate and complete copies of all material Environmental Reports within such CCG Entity’s or its Affiliates’ possession relating to the business of such CCG Entity and any real property owned, operated, leased or used by such CCG Entity or its predecessors in interest that have been prepared (i) within the five (5) years preceding the date of this Agreement, and (ii) to the Knowledge of the Company, during the Section 4.13 Knowledge Period, in each case a list of which is set forth in Section 4.13(b) of the Company Disclosure Letter.

(c) This Section 4.13 contains the Company’s sole and exclusive representations and warranties regarding Environmental Laws, Environmental Reports, Hazardous Materials, Releases, and any other environmental matter.

Section 4.14 Intellectual Property. Except as set forth in Section 4.14 of the Company Disclosure Letter:

(a) Set forth in Section 4.14(a) of the Company Disclosure Letter is a list of (i) all issued patents, patent applications, trademark registrations, trademark applications, copyright registrations, and applications for copyright registration, and domain names (A) owned by any CCG Entity, or (B) owned by Seller or any of its Affiliates that are not a CCG Entity and that is used in or necessary for the operation of the Business (hereafter “Registered Intellectual Property”) and (ii) software owned by (A) each CCG Entity that is material to the Business or (B) that is owned by Seller or any of its Affiliates that are not a CCG Entity and that is used in or necessary for the operation of the Business (the items identified in the subclauses (i) and (ii) together, the “Owned Intellectual Property”). Each CCG Entity solely and exclusively (except with respect to trade secrets or confidential information or copyrights independently developed by third parties without access to the applicable Owned Intellectual Property) owns all right, title and interest in and to its Owned Intellectual Property. No CCG Entity has permitted any Liens on any Intellectual Property owned by and used in the Business, except Permitted Liens or non-exclusive licenses granted in the ordinary course of business.

(b) All Registered Intellectual Property is (i) valid, (ii) subsisting (except for the registered Trademarks designated as abandoned in Section 4.14(b) of the Company Disclosure Letter), and (iii) enforceable. There are no claims pending or, to the Knowledge of the Company, threatened that challenge the validity or the enforceability of any Owned Intellectual Property, and no CCG Entity has received any demand, claim or notice from any Person which challenges the validity of any such Owned Intellectual Property which claim has not been settled, resolved or expressly abandoned by the claimant. The CCG Entities own, or have the right to use pursuant to a written license set forth on Section 4.16 of the Company Disclosure Letter (except for (A) off the shelf software license agreements with an annual cost of less than $50,000) and (B) non-disclosure or confidentiality agreements entered into as part of proposed mergers, acquisitions or similar transactions), all Company Intellectual Property. Immediately subsequent to the Closing, each CCG Entity will have identical rights in the Owned Intellectual Property as the rights such CCG Entity held in such Owned Intellectual Property immediately prior to the Closing.

(c) All Persons who have participated in the creation or development of any Intellectual Property for or on behalf of the Business, that is material to or necessary to the operation of the Business have executed and delivered to a CCG Entity a written agreement (i) providing for the non-disclosure by such Person of any confidential information of the Business, and (ii) providing for the assignment by such Person to a CCG Entity of any Intellectual Property arising out of such Person’s employment by, engagement by or contract in connection with the Business.

(d) Neither the activities of any CCG Entity nor the conduct of the Business infringe upon or misappropriate, or have infringed upon or misappropriated, any Intellectual Property of any third party. There are no claims pending that any CCG Entity or the conduct of the Business is infringing or misappropriating the Intellectual Property of a third party, and neither the Seller nor any CCG Entity or any other Affiliate of the Seller has received any demand, claim or notice from any Person which alleges that any CCG Entity or the Business is infringing or misappropriating, or has infringed or misappropriated in the last five (5) years, the Intellectual Property of a third party which claim has not been settled, resolved or expressly abandoned by the claimant. To the Knowledge of the Company, no third party is infringing or misappropriating, or has infringed or misappropriated in the last five (5) years, any Owned Intellectual Property.

(e) All Registered Intellectual Property has been duly registered or issued to such CCG Entity by the appropriate Governmental Entity, and all pending patent applications and trademark and copyright applications included in the Registered Intellectual Property have been duly recorded in the name of such CCG Entity by the appropriate Governmental Entity. The CCG Entities have paid all fees required to maintain the Registered Intellectual Property (except for the registered Trademarks designated as abandoned in Section 4.14(b) of the Company Disclosure Letter). None of the registrations or uses in connection with the Business of the domain names included in the Registered Intellectual Property have been disturbed or placed “on hold,” nor has the Seller, any CCG Entity or any other Affiliate of the Seller received written notice of any claim asserted against the Seller, any CCG Entity or any other Affiliate of the Seller adverse to the Business’ rights to such domain names.

(f) Each CCG Entity has taken commercially reasonable steps to protect its rights in material confidential information and trade secrets owned or used in connection with the Business.

(g) Except as set forth on Section 4.14(g) of the Company Disclosure Letter, no CCG Entity, nor the Seller or any of its other Affiliates with respect to the Business, has granted any exclusive license to any third party to use any Intellectual Property owned by a CCG Entity and primarily related to the Business.

(h) No CCG Entity, nor the Seller or any other Affiliate of the Seller in connection with the Business, is a party to or bound by any Contract pursuant to which any CCG Entity, or the Seller or any other Affiliate of the Seller in connection with the Business, has granted, or may be obligated to grant in the future, to any party a source code license or option or other right to use or acquire any Business source code, including any Contracts that provide for source code escrow arrangements for Business source code.

(i) The CCG Entities’ use of any Open Source Software in connection with the Business (including using, linking, incorporating or embedding such Open Source Software into or distributing Open Source Software with any Product) does not and will not, with respect to any Products, obligate the Purchaser or any of its Affiliates (including after Closing, any CCG Entity) to (i) disclose or distribute in source code form any portion of any software owned by a CCG Entity, (ii) license or otherwise make available on a royalty-free basis any portion of any software owned by a CCG Entity, (iii) grant any patent rights owned by a CCG Entity to any Person, including non-assertion rights, or (iv) permit any licensee of any software owned by a CCG Entity to modify, make derivative works of, or reverse engineer any portion of such software.

(j) With respect to the Information Systems: (i) the CCG Entities have taken reasonable steps and implemented commercially reasonable procedures to ensure that the Information Systems are free from contaminants in all material respects, including the use of commercially available antivirus software with the intention of protecting the Information Systems from becoming infected by viruses and other harmful code; (ii) there have been no successful unauthorized intrusions or breaches of the security of the Information Systems that have resulted or could reasonably be expected to result in any material harm to the Business in the past three (3) years prior to the Closing; and (iii) the CCG Entities have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Business) commercially reasonable security patches or security upgrades that are generally available for the Information Systems.

(k) No claims have been asserted or, to the Company’s Knowledge, threatened with respect to the CCG Entities or the Business by any Person alleging a violation by the CCG Entities (or the Seller in connection with the Business) of any applicable data privacy Laws or their own policies with respect to the privacy of employees, users or customers or their employees’, users’ or customers’ personally identifiable information.

Section 4.15 Broker’s or Finder’s Fee. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by the Seller or LSB, no broker, investment banker, financial advisor or other Person is entitled from any CCG Entity to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or to the reimbursement of expenses from any CCG Entity, in connection with the transactions contemplated by this Agreement.

Section 4.16 Material Contracts. Set forth in Section 4.16 of the Company Disclosure Letter is an accurate and complete list of all Material Contracts to which any CCG Entity is a party. Except as disclosed in Section 4.16 of the Company Disclosure Letter:

(a) Neither any CCG Entity nor, to the Knowledge of the Company, any other party thereto, is in breach of any Material Contract or default (with or without due notice or lapse of time or both) thereunder (or, to the Knowledge of the Company, is alleged to be in breach or default), or has given or received notice of breach or default to or from any other party thereto and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any such Material Contract or result in a termination thereof or would cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit thereunder, except for such default, breach, acceleration, change of or to any rights, obligations or losses of benefits that would not, individually or in the aggregate, result in a Company Material Adverse Effect;

(b) Each Material Contract is valid and binding on each CCG Entity party thereto and, to the Knowledge of the Company, valid and binding on each counterparty thereto, and each Material Contract is in full force and effect as to the CCG Entity party thereto, except to the extent limited by the effect of Enforceability Exceptions; and

(c) No written notice has been received from any counterparty to any Material Contract alleging that such contract is not valid and binding as to such counterparty or that such contract is not in full force and effect as to such counterparty.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains an accurate and complete list of all current insurance policies of each CCG Entity or that relate to any Assets, the Business or the employees, officers or directors of a CCG Entity of any kind, other than insurance policies that are also Employee Plans (collectively, the “Policies”). All such Policies are valid and are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of the Closing have been or will be paid or accrued, no notice of cancellation or termination has been received with respect to any such Policy or other form of insurance and each CCG Entity is in material compliance with the terms of the Policies to which it is a party. To the Knowledge of the Company, there is no material claim pending under any such Policy as to which coverage has been questioned, denied or disputed by any insurer and all claims and reportable incidents under any Policy have been reported.

Section 4.18 Related Party Transactions.

(a) Except as disclosed in Section 4.18(a) of the Company Disclosure Letter, no Affiliate, stockholder, member, officer, director, manager or employee or any family member or relative of any such Affiliate, stockholder, member, officer, director, manager or employee of (i) LSB, (ii) the Seller or (iii) any CCG Entity (A) is a party to any Contract with any CCG Entity, (B) has any material interest in any property (real or personal or mixed, tangible or intangible) used by any CCG Entity for the conduct of the Business, (C) has any ownership interest in any Person that competes with, or does business with, or has any contractual arrangement with any CCG Entity (excluding investments in securities in a Person whose securities are publicly traded) or (D) to the Knowledge of the Company, serves as an officer, director or employee of any such competing Person.

(b) Section 4.18(b) of the Company Disclosure Letter lists all Contracts and other commitments or transactions to or by which any CCG Entity, on the one hand, and the Seller or any of its Affiliates (other than any CCG Entity), on the other hand, are parties or are otherwise bound or affected and that (i) were entered into in the last 24 months; (ii) are currently pending or in effect; or (iii) involve continuing obligations or liabilities that, individually or in the aggregate, are material to the Business (each, an “Affiliate Transaction”).

(c) Section 4.18(c) of the Company Disclosure Letter lists (i) all Contracts with any third parties to which the Seller or any of its Affiliates (other than any CCG Entity) is a party and under which any CCG Entity receives material benefits (collectively, the “Shared Contracts”) and (ii) all such Contracts that are primarily related to, primarily used or primarily held for use by or in connection with the business of any CCG Entity, other than any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with any proposed sale of the Business (“Assigned Contracts”).

(d) Except as disclosed in Section 4.18(d) of the Company Disclosure Letter, since December 31, 2015, there has not been any accrual of liability by any CCG Entity to Seller or any of its Affiliates (other than another CCG Entity) or other transactions between a CCG Entity and the Seller or any of its Affiliates (other than another CCG Entity), except in the ordinary course of business of such CCG Entity and consistent with past practice.

Section 4.19 Property.

(a) Leased Real Property. Set forth in Section 4.19(a) of the Company Disclosure Letter is a complete list of the address and description of each Real Property Lease, the names of the lessor and CCG Entity that is lessee thereunder, the rental amount currently being paid, the expiration of the term thereof, and the current use of such property for each leasehold or sub-leasehold estate in, or other right to use or occupy, any land, buildings, structures or improvements (collectively, the “Leased Real Property”). The Seller has delivered or made available to the Purchaser true, correct and complete copies of each Real Property Lease. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, with respect to each of the Real Property Leases, (i) each Real Property Lease is legal, valid, binding and enforceable, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles, against the applicable CCG Entity and, to the Knowledge of the Company, the landlord thereunder, is in full force and effect, and has not been amended or modified (except to the extent disclosed in Section 4.19(a) of the Company Disclosure Letter); (ii) no CCG Entity nor, to the Knowledge of the Company, any other party to any Real Property Lease is in breach or default under any Real Property Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach of any Real Property Lease, except in each such case where such breach or default would not, individually or in the aggregate, result in a Company Material Adverse Effect; and (iii) each CCG Entity has a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens (other than Permitted Liens). All work, improvements, alterations, installations and decorations required to be done to date by the landlord under any Real Property Lease have been accepted or waived by the CCG Entity that is a party to such Real Property Lease. Leasing, broker’s and finder’s commissions of any kind due and owing or to become due and owing to anyone by any CCG Entity with respect to the Leased Real Property do not exceed $50,000 in the aggregate. Except to the extent disclosed in Section 4.19(a) of the Company Disclosure Letter, all premises under the Real Property Leases, to the Company’s Knowledge, comply with all applicable Laws including the Americans with Disabilities Act and similar local or state Laws.

(b) Owned Real Property. Set forth in Section 4.19(b) of the Company Disclosure Letter is an accurate and complete list of the addresses and recorded property descriptions of all of each CCG Entity’s right, title and interest in real property owned by such CCG Entity (such real property, together with any buildings, structures and improvements located thereon, and any other real property interests pertaining thereto, the “Owned Real Property”). With respect to Owned Real Property, the Seller has delivered or made available to the Purchaser true, complete and correct copies of the deeds and other instruments (as recorded) by which the CCG Entity acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts, surveys, and non-public records in the possession of the Seller or any CCG Entity and relating to the Owned Real Property. Except as set forth in Section 4.19(b) of the Company Disclosure Letter, with respect to such Owned Real Property: (i) each CCG Entity has good and valid fee simple title to the Owned Real Property free and clear of all Liens, options, rights of first refusal, conditions, restrictions, leases, covenants or transfer restrictions (other than Permitted Liens) and (ii) there is no condemnation, expropriation or other like proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, against any Owned Real Property or any portion thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation and (iii) to the Knowledge of the Company, there is no other proceeding relating to any Owned Real Property that would materially and adversely affect the current use or possession of any Owned Real Property. Each CCG Entity has sufficient title to such easements, rights of way and other rights appurtenant to each Owned Real Property as are necessary to permit ingress and egress to and from the Owned Real Property to a public way. The Real Property is all the real property used or held for use by the Company and the CCG Entities in connection with the operation of the Business. Except as set forth in Section 4.19(b) of the Company Disclosure Letter, to the Knowledge of the Company, there are no Liens, options, rights of first refusal, conditions, restrictions, leases, covenants or transfer restrictions (other than Permitted Liens) affecting title to the Owned Real Property, other than as disclosed in the Policies for Title Insurance listed in Section 4.19(b) of the Company Disclosure Letter.

(c) Improvements. The improvements located on the Real Property are in good condition, repair and working order, except for ordinary wear and tear and except as would not reasonably be expected to have a Company Material Adverse Effect. The Real Property has been maintained in a manner consistent with commercially reasonable standards generally followed with respect to similar properties.

(d) Proceedings. There is no action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Real Property or any part thereof before any court or governmental department, commission, board, agency or instrumentality (including, without limitation, any proceedings with respect to Taxes or assessments to be levied against the Owned Real Property or proceedings regarding the annexation of the Owned Real Property by any municipality); and neither the Company nor any other CCG Entity knows of any basis for any such action, proceeding or investigation, except where such action, proceeding or investigation would not reasonably be expected to have a Company Material Adverse Effect.

(e) Notice of Violations. No CCG Entity has received from any Governmental Entity written notice of any violation of any zoning, building, fire or health code or any other statute, ordinance rule or regulation applicable (or alleged to be applicable) to the Real Property, or any part thereof, that will not have been corrected prior to Closing solely at the Company’s or any other CCG Entity’s expense, except such violations as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.19(e) of the Company Disclosure Letter, the use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

(f) Zoning. To the Knowledge of the Company, there is no plan, study or effort by any Governmental Entity which in any way affects or would affect the present use or zoning of the Real Property.

(g) Utilities. The Real Property has commercially reasonable access to those utilities (including gas, electricity, telephone, water and sanitary and storm sewers, as applicable) reasonably necessary for the conduct of the operations of the CCG Entities as currently conducted.

(h) No Space Leases or Options. Except as set forth in Section 4.19(e) of the Company Disclosure Letter, (i) no CCG Entity has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the Owned Real Property or such CCG Entity’s right, title, or interest in any Leased Real Property and (ii) no CCG Entity owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Owned Real Property or such CCG Entity’s right, title, or interest in any Leased Real Property or any portion thereof or interest therein or any other real property.

Section 4.20 Title to Assets; Tangible Assets.

(a) Except as related to Real Property (which is the subject of Section 4.19), each CCG Entity has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material tangible property, plants and equipment that are used or held for use in connection with the Business as presently conducted or as are reflected on the CCG Financial Statements (collectively, the “Assets”), except for inventory sold in the ordinary course of business consistent with past practice, in each case free and clear of any Liens (other than Permitted Liens) and except as would not reasonably be expected to have a Company Material Adverse Effect. The plants, buildings, structures and material equipment included in the Assets are in sufficient operating condition to conduct the operations of the CCG Entities as currently conducted, subject only to ordinary wear and tear and except as would not reasonably be expected to have a Company Material Adverse Effect. The assets of the CCG Entities (excluding the Real Property, which is the subject of Section 4.19) constitute all of the material assets used to conduct the operations of the Business as currently conducted.

(b) Except as disclosed on Section 4.20(b) of the Company Disclosure Letter, the tangible personal property owned, leased or used by each of the Designated CCG Entity (i) is in good operating condition and repair consistent with age, reasonable wear and tear excepted, and (ii) is located at the Real Property.

Section 4.21 Bank Accounts. Section 4.21 of the Company Disclosure Letter sets forth the names and locations of each bank, brokerage firm or other financial institution at which a CCG Entity has an account (giving account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding powers of attorney or comparable delegation authority from the applicable CCG Entity.

Section 4.22 Customers and Suppliers. Section 4.22 of the Company Disclosure Letter sets forth (a) a list of the 10 largest customers of the Business based on sales during the twelve (12) month periods ending December 31, 2015 and December 31, 2014 (the “Significant Customers”), and (b) the 10 largest suppliers of the Business based on purchases during the twelve (12) month periods ending December 31, 2015 and December 31, 2014 (the “Significant Suppliers”). Since June 30, 2015, no CCG Entity has received any written notice that (i) any Significant Customer has materially reduced, or will materially reduce, the use of products or services of the Business or (ii) there has been any change in the terms and conditions of sale of raw materials, supplies or other products or services (other than general and customary price increases) from a Significant Supplier which has been or would be reasonably expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no change of the type described in clause (b) of the preceding sentence is reasonably expected to occur after the Closing Date.

Section 4.23 Accounts Receivable. All accounts receivable of the CCG Entities reflected on the latest balance sheet part of the CCG Financial Statements or otherwise are valid, represent bona fide sales actually made in the ordinary course of business and, except as otherwise disclosed on Section 4.23 of the Company Disclosure Letter, to the Company’s Knowledge, are collectible net of any reserves shown on the latest balance sheet part of the CCG Financial Statements.

Section 4.24 Disputed Accounts Payable. Except as disclosed on Section 4.24 of the Company Disclosure Letter, there are no material amounts, either individually or in the aggregate, alleged to be owed by any CCG Entity, or other alleged obligations of any CCG Entity, which a CCG Entity has disputed or determined to dispute or refuse to pay.

Section 4.25 Books and Records. The minute books and stock or equity records of the CCG Entities will be made available to the Purchaser at least two Business Days prior to the Closing Date.

Section 4.26 Product Warranties, Product Warranty and Liability Claims, Returns.

(a) Each Product manufactured, assembled, processed, distributed, marketed, licensed, sold or delivered by a CCG Entity has been so manufactured, assembled, processed, distributed, marketed, licensed, sold or delivered in conformity with all applicable Laws, Contracts, and all express and implied warranties and, except as otherwise described on Section 4.26(a) of the Company Disclosure Letter, no CCG Entity has any liability not reserved in accordance with GAAP (and to the Company’s Knowledge there is no basis for any present or future action against any CCG Entity giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith beyond such CCG Entity’s applicable standard terms and conditions for sale. No Product manufactured, assembled, processed, distributed, marketed, licensed, sold or delivered by a CCG Entity is subject to any guaranty, warranty, or other indemnity or similar liability beyond the applicable standard terms and conditions of sale.

(b) Section 4.26(b) of the Company Disclosure Letter includes copies of each CCG Entity’s standard terms and conditions of sale (containing, applicable guaranty, warranty, and similar liability indemnity provisions). Except as described on Section 4.26(b) of the Company Disclosure Letter, no CCG Entity has given or made any warranties to any Person with respect to any Products which may still be in effect at any time after Closing. There have been no Product Warranty Claims or Product Liability Claims investigations made with respect to any product warranties which have not been fully settled and resolved or any unresolved known warranty claims which have not been reserved in accordance with GAAP against on the CCG Financial Statements. The Company has no Knowledge of any basis for any other Product Warranty Claims or Product Liability Claims.

(c) Section 4.26(c) of the Company Disclosure Letter is a complete and accurate list of the Product Warranty Claims and Product Liability Claims and claim experience by Product, in each case in excess of $50,000, for the Products since January 1, 2013.

Section 4.27 Indemnification Obligations. To the Knowledge of the Company, there is no event, circumstance or other basis that could give rise to any indemnification obligation of any CCG Entity to its officers and directors under the organizational documents or any Contract between and CCG Entity and any of its officers or directors.

Section 4.28 Powers of Attorney. Except as disclosed on Section 4.28 of the Company Disclosure Letter, no CCG Entity has any powers of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to Tax matters).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and the Company, as of the date of this Agreement and as of the Closing Date (except in each case to the extent that such representations and warranties speak only as of a specific date, as of such date), as follows:

Section 5.1 Due Organization and Corporate Power. The Purchaser is a corporation duly formed and validly existing under the laws of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Purchaser is duly qualified or licensed to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2 Authorization; Noncontravention. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any Ancillary Agreement to which it is a party by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary board and stockholder action on the part of the Purchaser and to the extent required, any Affiliate of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming that this Agreement constitutes the valid and binding obligations of the other parties thereto, constitutes the valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (a) conflict with any of the provisions of the certificate of incorporation, bylaws or any other organizational document of the Purchaser, as amended, (b) require any consent, approval or authorization of, declaration or filing with, notice to, or action by, any Person under, conflict with, result in a breach of or default under (with or without due notice or lapse of time or both) or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any written Contract or plans to which the Purchaser is a party or by which the Purchaser or any of its assets is bound or subject or (c) contravene any domestic or foreign Law or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (b) and (c) above, would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.3 Consents and Approvals. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity or any other Person which has not been received or made, is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is a party by the Purchaser or the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, except for (a) such filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act; and (b) any other consents, approvals, authorizations, filings or notices which, if not made or obtained, would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Funds. The Purchaser has, and at all times until the time of the consummation of the transactions contemplated by this Agreement will have, cash on hand, or access through existing credit facilities of the Purchaser or any of its Affiliates to cash, in an aggregate amount sufficient to enable the Purchaser to timely consummate the transactions contemplated by this Agreement and to otherwise perform its obligations hereunder, including to pay in full (a) the Transaction Price, and (b) all fees and expenses payable by the Purchaser in connection with this Agreement and the transactions contemplated hereby.

Section 5.5 Independent Review; No Reliance. The Purchaser has conducted its own independent review and analysis of the Company, and its condition, cash flow and prospects, including being permitted access to properties and premises of the CCG Entities. In entering into this Agreement, the Purchaser has relied exclusively upon its own investigation and analysis and the representations and warranties contained herein, and the Purchaser:

(a) acknowledges and agrees that (i) neither the Company nor the Seller nor any Person on behalf of the Company or the Seller is making any representations or warranties whatsoever, express or implied, beyond those expressly given in Article III and Article IV or in any certificate delivered pursuant to this Agreement and (ii) the Purchaser has not been induced by, or relied upon any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III or in Article IV or in any certificate delivered pursuant to this Agreement; and

(b) agrees, to the full extent permitted by Law, that (except in the case of fraud or willful misconduct) no director, officer, employee, Affiliate (other than the Seller and the CCG Entities), agent or representative of the Company or the Seller shall have any liability or responsibility whatsoever to the Purchaser on any basis (including in contract or tort, under federal or state securities laws, or otherwise) based upon any information provided or omitted, or based on statements or omissions beyond the representations and warranties expressly given in Article III and Article IV of this Agreement.

Without limiting the generality of the foregoing, the Purchaser acknowledges that no representations or warranties have been made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Purchaser, its Affiliates or any of their respective representatives, beyond those expressly given in Article III and Article IV of this Agreement.

Section 5.6 Solvency. Assuming the representations and warranties of the CCG Entities contained in this Agreement are accurate in all material respects, at and immediately after the Closing, each of the CCG Entities and the Purchaser (a) will be solvent (in that both the fair value of their respective assets will not be less than the sum of their respective debts and that the present fair saleable value of their respective assets will not be less than the amount required to pay their respective liabilities as they become absolute and matured), (b) will have adequate capital with which to engage in their respective businesses and (c) will not have incurred, and does not immediately plan to incur, debts beyond its ability to pay as they become absolute and mature.

Section 5.7 Purchase for Investment.

(a) The Purchaser is acquiring the Shares solely for investment for its own account and not with the view to, or for offer or sale in connection with, any “distribution” (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the sale of the Shares has not been registered under the Securities Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act or under applicable state or foreign law unless an applicable exemption from registration is available.

(b) The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser, by reason of its business and financial experience in business, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the purchase of the Shares, is able to bear the economic risk of such investment in the Company, and is able to afford a complete loss of such investment.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information.

(a) Subject to applicable Laws, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1, the Seller and the Company, upon reasonable notice, shall afford the Authorized Representatives of the Purchaser access to such offices, properties, books and records of the CCG Entities relating to the CCG Entities and such financial and operating data and other information relating to the CCG Entities as such Authorized Representatives may reasonably request, and shall allow such Authorized Representatives to make copies of, such information and documentation (including Contracts, books and records of the CCG Entities), as the Purchaser may reasonably request with respect to any CCG Entity for the purpose of verifying the accuracy of the representations and warranties made by the Company in Article IV and compliance with the covenants set forth in this Article VI, and for any other purpose reasonably requested by the Purchaser, which may include planning the integration of the CCG Entities into the Purchaser’s business operations, and shall instruct the employees, counsel and financial advisors of Seller and Seller’s Affiliates to cooperate with the Purchaser in its investigation of the CCG Entities; provided that such access shall not unreasonably disrupt the operations of the CCG Entities; and provided further that the foregoing shall not require the CCG Entities (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secret or violate any applicable Laws (including antitrust laws of the United States) or any of its obligations with respect to confidentiality, or (ii) to disclose any privileged information of the Company in a manner that is reasonably expected to result in the loss of such privilege, or (iii) to permit or allow the Purchaser to conduct any environmental study, analyses or assessment involving any facilities of the CCG Entities. All requests made pursuant to this Section 6.1 shall be directed to the executive officer or other Person designated by the Seller in writing to the Purchaser on the date hereof, or as such Person may be changed thereafter by written notice to the Purchaser.

(b) From and after the date hereof to the Closing Date, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, neither the Purchaser nor any of its Affiliates may contact any suppliers to, or Employees, independent contractors, sales representatives or customers of, the Company in connection with or pertaining to the transactions contemplated hereby, provided that an authorized representative of the Seller is permitted to be present at any meetings, conferences or calls. For the avoidance of doubt, nothing herein shall restrict the Purchaser or its Affiliates from contacting any suppliers, Employees, independent contractors, sales representatives or customers of any CCG Entity on its own in the ordinary course of the Purchaser’s or its Affiliates’ own businesses; provided, however, that such contact shall relate solely to the Purchaser’s or its Affiliates’ own businesses and may not involve any discussions related to the transactions contemplated hereby.

Section 6.2 Confidentiality.

(a) Information obtained by the Purchaser and its counsel, accountants, consultants and other authorized representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated as of October 19, 2015, by and between LSB and NIBE (the “Confidentiality Agreement”). The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time it shall automatically terminate. From and after the Closing, the Company shall have the right to enforce the rights of the Seller (or to cause the Seller to enforce its rights) under any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with any proposed sale of the Company to the extent that such rights are related to confidential information of any CCG Entity or the solicitation of employees, sales representatives and other agents of any Entity, and the Seller shall deliver to the Purchaser copies of any such agreements.

(b) At Closing, LSB shall provide to Purchaser a copy of each non-disclosure, confidentiality, non-solicitation or similar agreement entered into by LSB or any of its Affiliates (i) in connection with a proposed sale of the Business or (ii) pertaining to the Confidential Information (each such agreement, a “Non-Disclosure Agreement”). Following the Closing, neither LSB, Seller nor any of their respective Affiliates shall amend, modify, supplement or waive any provision of any Non-Disclosure Agreement without the prior written consent of Purchaser. Following the Closing, at the sole expense of Purchaser, LSB, Seller and any of their respective Affiliates with rights to enforce a Non-Disclosure Agreement will do so at the request and under the direction of Purchaser through legal counsel selected by Purchaser.

Section 6.3 Conduct of the Business of the CCG Entities Pending the Closing Date. During the period commencing on the date hereof and ending at the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, except as expressly required under this Agreement or as otherwise set forth in Section 6.3 of the Company Disclosure Letter, the CCG Entities shall, and the Seller shall cause the CCG Entities to (a) conduct the Business in the ordinary course of business consistent with past practice, and (b) use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties, including their customers, supplier and others having business dealings with them. Without limiting the generality of the foregoing, except (A) as expressly required under this Agreement, (B) as required by applicable Laws or any Governmental Entity or (C) as otherwise set forth in Section 6.3 of the Company Disclosure Letter or required under Contracts which are in existence on the date hereof and listed in Section 6.3 of the Company Disclosure Letter, from the date hereof until the earlier of (x) the Closing Date and (y) the termination of this Agreement pursuant to Section 9.1, the CCG Entities shall not, and the Seller shall cause the CCG Entities not to, take any of the following actions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend any CCG Entity’s certificate of incorporation or bylaws;

(b) authorize the issuance of or grant any capital stock of any CCG Entity, transfer, sell or otherwise dispose of, purchase, redeem or subject to any new Lien (other than Permitted Liens) any capital stock of such CCG Entity or issue or become obligated with respect to any Commitment with respect to such CCG Entity;

(c) sell, transfer or otherwise dispose of, or subject to any new Lien (other than Permitted Liens), any (i) Owned Real Property or (ii) fixed assets that are material to the conduct of the Business

(d) make any alterations or changes to the Real Property, except in the ordinary course of business; or remove any fixtures or other personal property at the Real Property, except if replaced by fixtures or other personal property of equal or greater value or utility;

(e) incur any new CCG Entities Indebtedness for borrowed money with any third party or with the Seller or its Affiliates, other than as reasonably necessary to meet working capital requirements or in the ordinary course of business or in replacement of existing CCG Entities Indebtedness, provided that such new CCG Entities Indebtedness is fully prepayable at the Closing without penalty;

(f) split, combine, divide, distribute, or reclassify any stock of a CCG Entity, declare, pay, or set aside for payment any non-cash dividend or other non-cash distribution in respect of a CCG Entity’s stock;

(g) undertake a Bankruptcy Event;

(h) dissolve, liquidate or merge or consolidate a CCG Entity with or into any other entity;

(i) establish, sponsor, amend or terminate (except for amendments which do not increase costs to any CCG Entity) any Employee Plan;

(j) complete any acquisition (by merger, consolidation, or acquisition of stock or assets) of any Person or any division or assets thereof;

(k) increase the compensation payable or paid, whether conditionally or otherwise, to any director, officer, Employee, consultant or agent other than in the ordinary course of business consistent with past practices, or enter into or amend arrangements requiring severance, change of control or other payments in connection with the transactions contemplated hereby; provided, however, that under no circumstances shall any CCG Entity increase the compensation of an officer or employee of a CCG Entity by an amount that exceeds 3% of such officer or employee’s prior level of compensation;

(l) except as required by GAAP (or interpretations thereof by recognized accounting boards or institutions) or by applicable Law, change any of the material accounting principles or practices used by any CCG Entity;

(m) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently, or otherwise) for the obligations of any person other than the CCG Entities (other than endorsements of checks in the ordinary course) or make any loans, advances (other than advances or loans to Employees (excluding senior executives) in the ordinary course of business consistent with past practice and less than $10,000 to any individual), or capital contributions to, or investments in, any other Person;

(n) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, provided that this Section 6.3(n) shall not apply to any Consolidated Tax or Tax Return of any Seller Consolidated Group unless such action would be reasonably expected to cause any adverse effect (other than a de minimis one) on any CCG Entity or the Purchaser after the Closing;

(o) engage in any transaction with the Seller or any of its Affiliates (other than any CCG Entity), other than (i) in the ordinary course of business consistent with past practices, (ii) the distribution to the Seller of all cash and other funds of the CCG Entities in a manner consistent with past practices or (iii) purchase, sale or other trade transactions in the ordinary course consistent with past practices, in each case on arm’s length terms;

(p) (A) make any material payments or grant any material discounts or any other consideration to customers or suppliers of any CCG Entity, in each case, other than in the ordinary course of business consistent with past practice or (B) otherwise change any billing or cash management practices or methods used by any CCG Entity, other than in the ordinary course of business;

(q) make any amendment, forgive, cancel, compromise or waive any material claim, debt or right of any CCG Entity;

(r) enter into, assume, amend, assign or terminate any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the ordinary course of business consistent with past practice and providing for payments over the term of such agreements of no more than $250,000 with respect to any single agreement and $1,000,000 in the aggregate;

(s) acquire or dispose of (or enter into any binding agreement to acquire or dispose of) any real property or any direct or indirect interest in any real property (including any leasehold interest therein), or enter into a lease of any real property or sublease or assignment of lease with respect to any real property;

(t) consent to any alteration or amendment to the zoning classification of any Owned Real Property;

(u) forgive, cancel or compromise any material debt or claim, or waive or release any right of material value;

(v) settle or compromise any material litigation, enter into a new line of business that is material to the CCG Entities;

(w) (i) abandon, permit to lapse, fail to protect (in each case other than in the ordinary course of business consistent with the applicable CCG Entity’s past practices), or (ii) assign, sell, license, transfer, or otherwise dispose of any Company Intellectual Property, other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business; or

(x) enter into any Contract with respect to, or authorize, any of the actions described in the foregoing clauses (a) through (w).

Section 6.4 Filings; Other Actions.

(a) Subject to Section 6.4(b). which shall govern the subject matter thereof, the Seller, the Company and the Purchaser shall cooperate with each other in good faith and use their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using commercially reasonable efforts to accomplish the following: (i) the satisfaction of the conditions set forth in Article VII, (ii) the obtaining or making of all necessary consents, approvals, authorizations, filings or notices with or from any applicable Governmental Entity, (iii) arranging and obtaining the Purchaser R&W Insurance Policy; and (iv) the defending of any legal or administrative proceeding, claim, suit, action, arbitration or investigation challenging this Agreement or seeking to prevent, delay or impair the consummation of the transactions contemplated hereby, including seeking to have any injunction, order, judgment, ruling or decree imposed vacated or reversed.

(b) Promptly following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the FTC and the DOJ the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in this Agreement. In addition, the Company and the Purchaser shall promptly proceed to prepare and file with the other appropriate Governmental Entities such additional requests, responses, reports or notifications as may be required or, in the opinion of the Purchaser or the Seller, advisable, in connection with this Agreement (including by reasonably promptly responding to and substantially complying with any Requests for Additional Information and Documentary Material). With respect to each of the above filings, the Purchaser and the Seller shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters including, subject to applicable Law, by permitting counsel for the other to review in advance, and consider in good faith the views of the other in connection with any such filing or any proposed written communication with any Governmental Entity, and by providing counsel for the other with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) and any Governmental Entity and any other information supplied by such party to a Governmental Entity or received by such party from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (i) materials may be redacted before being so provided (x) to remove (1) references concerning the valuation of the Company or any other CCG Entity and (2) individual customer pricing information or other competitively sensitive information, (y) as necessary to comply with contractual arrangements and (z) as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns and (ii) copies of documents filed by a party hereto pursuant to Item 4(c) of the Notification and Report Form filed with the FTC and the DOJ shall not be required to be provided to any party hereto (except to the other Party’s Outside Antitrust Counsel pursuant to a Joint Defense Agreement). Each of the Purchaser and the Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.

The Purchaser and the Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. In the event a suit is threatened or instituted challenging the transactions contemplated by this Agreement as violative of the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended or any other federal, state or foreign law or regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of foreign ownership, monopolization or restraint of trade (collectively, “Antitrust Laws”), the Purchaser shall use commercially reasonable efforts to take all reasonable actions as may be required to avoid the filing of or otherwise resolve such suit so as to enable the Closing to occur as promptly as practicable (including in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated hereby, commercially reasonable efforts to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date); provided, however, that in no event shall Purchaser or the Seller, the Company or any of their respective Affiliates be required to (i) sell or otherwise dispose of, hold separate or agree to sell or dispose of, any assets, categories of assets or businesses of the Purchaser, the Seller or the Company, their respective Affiliates or any of their respective Subsidiaries, (ii) amend, modify or terminate existing relationships, contractual rights or obligations, (iii) amend, modify or terminate existing licenses or other intellectual property agreements or enter into new licenses or other intellectual property agreements, or (iv) take any action that could reasonably be expected to impair the overall benefit expected to be realized from the consummation of the transactions contemplated by this Agreement to avoid, prevent or terminate any action by the FTC or the DOJ that would restrain, enjoin or otherwise prevent consummation of the transactions described herein. The Purchaser and the Seller will cooperate to determine strategy, and will coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity and any litigation as contemplated by this Section 6.4(b). Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not require the Seller or the Company to, and the Company and the Seller shall not be required to, take any action with respect to satisfying any Antitrust Laws which would bind the Company in the event the Closing does not occur.

(c) All filing fees incurred in connection with the filings made under the HSR Act, including the HSR Fee, shall be borne by the Purchaser and the Seller equally.

(d) Prior to the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1, each party hereto shall not, and shall cause its Subsidiaries not to, take any action that would reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

Section 6.5 Use of LSB Business Marks and Certain IP Matters.

(a) The parties expressly agree that the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the LSB Business Marks. From and after the Closing Date, except as permitted in this Section 6.5, neither the Purchaser, the Company nor any of their Affiliates will have any rights to use the LSB Business Marks or any term, logo, symbol, graphic or other commercial indicia of source confusingly similar thereto without the prior written consent of the Seller.

(b) Prior to the Closing Date, the Seller shall cause the Company (or any other Person designated in writing by the Purchaser) to be recorded as the owner of the domain names listed in Section 6.5(b) of the Company Disclosure Letter with the applicable domain name registrars.

(c) Prior to the Closing Date, the Seller shall cause the Registered Intellectual Property owned by ClimateCraft Technologies, Inc. and set forth on Section 4.14(a)(2) of the Company Disclosure Letter (i) to be transferred to ClimateCraft, Inc., (ii) for ClimateCraft, Inc. to be recorded as the owner of such Registered Intellectual Property, and (iii) terminate that certain exclusive license agreement between ClimateCraft, Inc. and ClimateCraft Technologies, Inc., dated as of December 14, 1998, with a full release of ClimateCraft, Inc. from any and all liabilities in connection with such agreement.

Section 6.6 Director and Officers’ Indemnification; Release.

(a) For six (6) years from and after the Closing Date, each CCG Entity shall, and the Purchaser shall cause each CCG Entity to, perform in accordance with and otherwise give effect to all rights to indemnification (including rights relating to advancement of expenses) or exculpation existing in favor of each present and former director, manager and officer of a CCG Entity, determined as of the Closing Date (each, a “D&O Indemnitee,” and collectively, the “D&O Indemnitees”), with respect to any costs or expenses (including court costs and reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the applicable CCG Entity would have been permitted under the law of the jurisdiction of its organization in effect on the date hereof to indemnify such Person (and advance expenses as incurred to the same extent that such Persons are currently indemnified by the applicable CCG Entity pursuant to such CCG Entity’s organizational documents as in effect on the date hereof (and advance expenses as incurred at least to the same extent such D&O Indemnitees are currently indemnified by the applicable CCG Entity pursuant to such CCG Entity’s organizational documents as in effect on the date hereof under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances in the event of a non-appealable determination of a court of competent jurisdiction that such Person is not entitled to indemnification).

(b) For six (6) years from and after the Closing Date, no CCG Entity shall amend its organizational documents in any manner so as to modify the indemnification or exculpation provisions therein in such a manner inconsistent with this Section 6.6(b) or otherwise adverse to a D&O Indemnitee.

(c) The provisions of this Section 6.6(c) are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each D&O Indemnitee’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of this Section 6.6(c) and (ii) in addition to, and not in substitution for, any other rights to indemnification that any such D&O Indemnitee may have by contract or otherwise. The obligations of the Purchaser and the Company under this Section 6.6(c) shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnitee to whom this Section 6.6(c) applies unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnitee shall have consented in writing to such termination or modification.

(d) Following the Closing and to the maximum extent permitted by Law, the Purchaser agrees not to, and to cause its affiliates not to, bring any action against any D&O Indemnitee in relation to their acts or omissions, in their respective capacities as director, manager or officer of a CCG Entity prior to the Closing Date; provided, that nothing contained in this Section 6.6(d) shall preclude the Purchaser or any Affiliate thereof (including any CCG Entity) from bringing an action against a D&O Indemnitee in relation to any act(s) or omission(s) of such D&O Indemnitee that (i) was committed in bad faith or was the result of Fraud, or (ii) as a result of or in connection with which such D&O Indemnitee gained or received, directly or indirectly, any financial profit or other advantage to which such D&O Indemnitee obtained as a result of Fraud or criminal acts.

(e) In the event that the Purchaser, a CCG Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser and the applicable CCG Entity shall assume all of the obligations thereof set forth in this Section 6.6(e).

Section 6.7 Public Announcements. Prior to the Closing, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Ancillary Agreements and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, conditioned or delayed; provided that a party may, without the prior consent of the other parties, issue such press release or make such public statement (x) if it is required to do so by law, regulation or the rules of any regulatory authority (including any recognized stock exchange) or (y) in the case it is compelled to do so in connection with legal proceedings or pursuant to a subpoena, order, requirement or an official request issued by a court of competent jurisdiction or by any administrative, legislative, regulatory or self-regulating authority (including any recognized stock exchange) or entity towards such party, and (to the extent reasonably practicable having regard to the disclosing party’s obligation to make disclosure and the nature of the proposed disclosure) the disclosing party provides advance written notice to the other party of the proposed disclosure and cooperates in good faith with respect to the timing, manner and content of the disclosure.

Section 6.8 Tax Matters.

(a) Section 338(h)(10) Elections.

(i) With respect to each CCG Entity other than International Environmental Corporation (“IEC”) and Koax Corp. (“Koax”), LSB and the Purchaser shall jointly file timely elections under section 338(h)(10) of the Code to treat the sale of the Shares and the deemed sale of the stock of the other CCG Entities (other than IEC and Koax) as sales by the Company and such other CCG Entities of all of their respective assets (the “Section 338(h)(10) Elections”) and shall, upon the Purchaser’s request, make any such available elections under any substantially similar state or local Law. LSB shall take such actions as are deemed necessary to effect the Section 338(h)(10) Elections (including, without limitation, the timely filing of Internal Revenue Service Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases)).

(ii) The Seller and the Purchaser shall agree, no later than 30 days after the delivery of the Closing Statement, upon an initial allocation of the Transaction Price (plus the liabilities of the CCG Entities with respect to which a Section 338(h)(10) Election is to be made plus any other relevant tax items) among the CCG Entities and for the deemed sale of assets resulting from the Section 338(h)(10) Elections, setting forth the estimated fair market values of the assets of each of the CCG Entities with respect to which a Section 338(h)(10) Election is to be made. The Purchaser shall prepare draft Forms 8883 (Asset Allocation Statement under Section 338) (or successor forms) with respect to each such CCG Entity and provide such draft Forms 8883 to the Seller no later than ninety (90) days prior to the due date of such Forms 8883. If, within fifteen (15) days after the receipt of the draft Forms 8883, the Seller notifies the Purchaser in writing that the Seller disagrees with a draft Form 8883, then the parties shall attempt in good faith to resolve their disagreement within the forty-five (45) days following the Seller’s notification to the Purchaser of such disagreement. If the Seller does not so notify the Purchaser within fifteen (15) days of receipt of a draft Form 8883, or upon resolution of the disputed items by the parties, the draft Form 8883 shall become a “Final Form 8883.” If the parties are unable to resolve their disagreement within the forty-five (45) days following any such notification by the Seller, then the parties shall submit all such disputed items for resolution to the Accounting Experts whose decision shall be final and binding upon the parties and whose fees and expenses shall be borne equally by the parties. Any Form 8883 delivered by the Accounting Experts shall be a Final Form 8883. The parties shall act in good faith to cause the Accounting Experts to deliver a Final Form 8883 within twenty (20) days after such submission. The parties shall (i) be bound by all Final Forms 8883 for purposes of determining any Taxes and prepare and file their Tax Returns on a basis consistent with the Final Forms 8883, unless otherwise required because of a change in applicable Tax Law. No later than fifteen (15) days prior to the date such Forms 8883 and any related documentation are required to be filed under the applicable Laws, LSB shall execute and deliver to the Purchaser a Final Form 8883 with respect to each of the CCG Entities (other than IEC and Koax). With respect to any amounts paid by the Purchaser after the Closing Date, the Seller and the Purchaser agree that such amounts shall be characterized as goodwill. LSB, on behalf of the Seller, and the Purchaser agree to file a Supplemental Form 8883 on a timely manner, as specified in the instructions to Form 8883.

(iii) Each of the Purchaser, LSB and the Seller agrees that it shall not, and shall not permit any of its Affiliates to modify or revoke the Section 338(h)(10) Elections or any form filed in connection therewith, or any such available election under any substantially similar state or local Law if requested by the other, without the written consent of such other.

(iv) The Purchaser, LSB and the Seller shall, and shall cause their respective Affiliates to, file all Tax Returns in a manner consistent with the information contained in all Final Forms 8883 (including any Supplemental Form 8883) or any form filed in connection therewith, unless otherwise required because of a change in applicable tax Law.

(b) Tax Returns.

(i) Notwithstanding any other provision contained herein, LSB shall in a timely manner prepare or cause to be prepared and file or cause to be filed all Seller Consolidated Returns and pay all Consolidated Taxes. All such Tax Returns to the extent related to the CCG Entities shall be filed consistent with most recent past practice unless failure to do so would not reasonably be expected to cause any adverse effect (other than a de minimis one) on any CCG Entity or the Purchaser. For the avoidance of doubt, the Parties intend that any federal income Tax deductions incurred by the Company on the Closing Date related to the transactions contemplated by this Agreement (including the payment of CCG Entities Indebtedness and Transaction Expenses) shall be treated as arising in the Pre-Closing Tax Period.

(ii) The Seller shall prepare or cause to be prepared all Tax Returns (other than Seller Consolidated Returns) of the CCG Entities for all tax periods that end on or before the Closing Date (“Pre-Closing Tax Returns”) and for all Straddle Periods (“Straddle Tax Returns”). Straddle Tax Returns shall be prepared on a basis consistent with most recent past practice except to the extent otherwise required by applicable Laws. For each Pre-Closing Tax Return or Straddle Tax Return required to be filed after the Closing Date, no later than fifteen (15) days prior to the due date (including any applicable extensions) thereof, the Seller shall deliver a copy of such Tax Return, together with all supporting documentation and work papers, to Purchaser for its reasonable review and comment. The Seller shall provide the Purchaser with such Pre-Closing Tax Return or Straddle Tax Return, as applicable, (fully prepared and completed by the Seller, and revised by the Seller to incorporate the Purchaser’s reasonable comments) and the Purchaser shall cause such Tax Return to be executed and timely filed with the appropriate Governmental Entity and provide a copy of such executed and filed Tax Return to the Seller.

(iii) If the Purchaser objects to any item on a Tax Return prepared by the Seller pursuant to Section 6.8(b)(ii), the Purchaser shall, within fifteen days after delivery of such Tax Return, notify the Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Purchaser and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. In the event of any disagreement that cannot be resolved between Purchaser and Seller, such disagreement shall be resolved by an accounting firm of national or international reputation mutually agreeable to Seller and Purchaser (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. The fees and expenses of the Tax Accountant shall be borne equally by Purchaser and Seller. If the Tax Accountant does not resolve any differences between Seller and Purchaser with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be filed as prepared by the Seller and amended to reflect the Tax Accountant’s resolution. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of the Purchaser.

(iv) In the case of Taxes (other than Consolidated Taxes) that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(A) in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the applicable CCG Entity ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the applicable CCG Entity, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(v) Unless otherwise required by Law, after the Closing, LSB and the Seller shall not, and shall not permit any of their Affiliates to, amend any Tax Returns or change any Tax elections or accounting methods with respect to any CCG Entity relating to any Pre-Closing Tax Period to the extent such amendment or change would reasonably be expected to have a material cost to the Purchaser or any CCG Entity without the consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(vi) Unless otherwise required by Law, the Purchaser shall not amend any Pre-Closing Tax Returns or Straddle Tax Returns without the prior written consent of the Seller to the extent such amendment would reasonably be expected to have a material cost to the Seller.

(c) Books and Records; Cooperation. The Purchaser and the Seller shall cooperate fully as and to the extent reasonably requested by the other party in connection with the filing of Tax Returns, any audit, litigation, examination or other proceeding (each a “Tax Proceeding”) and claim for refund, the determination of a Tax liability or a right to refund with respect to Taxes imposed on or with respect to the assets, operations or activities of any CCG Entity. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, Tax Proceeding, Tax refund or Tax determination and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Claim shall be governed by Section 10.6.

(d) Tax Contests. Notwithstanding Section 10.6, any Tax Proceeding relating to a Seller Consolidated Return or Consolidated Taxes shall be exclusively controlled by Seller. Any other Tax Proceeding constituting a Third Party Claim shall be subject to the provisions of Section 10.6.

(e) Transfer Taxes. The Purchaser shall be responsible for all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”), if any, resulting from the transactions contemplated by this Agreement. The Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Laws, the amount of any such Transfer Taxes and shall cooperate and timely make all filings, returns, reports, and forms with respect to such Transfer Taxes. The Purchaser and the Seller shall execute and deliver to each other at the Closing any appropriate exemption certificate relating to any available exemption from Transfer Taxes.

(f) Tax Refunds. The amount of any refunds of Taxes of any CCG Entity for which Seller is responsible pursuant to Section 10.2(b) (other than to the extent such refund results from the carryback of a Tax attribute of any CCG Entity relating to a Post-Closing Tax Period and other than any such refunds reflected on the Closing Statement as finally determined) shall be for the account of the Seller to the extent provided in this Section 6.8(f). All other refunds of Taxes of any CCG Entity shall be for the account of the Purchaser. The amount of any refund of Taxes of any CCG Entity for any Straddle Period shall be equitably apportioned between the Purchaser and the Seller in accordance with the principles set forth in Section 6.8(b)(iv). Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 6.8(f) the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses or any Taxes incurred by such party or its Affiliates in procuring such refund. The Purchaser shall make and shall cause the CCG Entities to make elections under Section 172(b)(3) and other relevant provisions of the Code, and under any comparable provision of any state, local or foreign tax law in any state, locality or foreign jurisdiction in which the CCG Entities are included in a Seller Consolidated Return, to relinquish the entire carryback period with respect to any net operating loss, capital loss, or tax credit of the CCG Entities in any Tax period beginning after the Closing Date that could be carried back to a Pre-Closing period of the CCG Entities; provided, however, that with respect to any such item for which an election cannot be made under applicable Law, the Purchaser shall be entitled to receive (and the Seller shall be required to pay to the Seller) the Tax refund received or Tax benefit that results from such carryback.

(g) Tax Agreements; Powers of Attorney. Prior to the Closing Date, Seller shall terminate all Tax Agreements to which any CCG Entity is a party such that no CCG Entity shall have no obligations thereunder following the Closing.

(h) Consolidated Return Elections. Seller shall cause the Seller Consolidated Group to make (or refrain from making, as applicable) Tax elections (including on a protective basis) so that the CCG Entities shall suffer no reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36.

Section 6.9 Resignation of Officers, Managers and Directors. Unless directed otherwise by the Purchaser in writing, the Company and the Seller shall cause all officers and directors of the CCG Entities to deliver their written resignations to the Purchaser or to otherwise by removed from office to be effective on or before the Closing.

Section 6.10 Notification of Certain Matters. The Company shall give prompt written notice to the Purchaser of: (a) the occurrence, or failure to occur, of any event of which it has Knowledge that causes or would be reasonably likely to cause any representation or warranty of the Company or the Seller contained in this Agreement to be inaccurate in any material respect at any time from the date of this Agreement to the Closing determined as if such representation or warranty were made at such time and (b) the failure of the Company or the Seller to comply with or satisfy in any material respect any covenant to be complied with by such party hereunder (a “Disclosure Letter Update”). No Disclosure Letter Update shall have any effect for the purposes of indemnification hereunder or, except as provided below, relieve the Seller or the Company from any breach or violation of this Agreement. Notwithstanding any provision in this Agreement to the contrary, unless the Purchaser provides the Company with a written termination notice pursuant to Section 9.1(d)(i) within seven (7) Business Days after the expiration of any applicable cure period, if any, in respect of a breach described in a Disclosure Letter Update delivered pursuant to this Section 6.10 and which uncured breach would otherwise give rise to a termination right by the Purchaser under Section 9.1(d)(i), then the Purchaser, in respect of such uncured breach, shall be deemed to have waived its right to terminate this Agreement or prevent the consummation of the transactions contemplated by this Agreement pursuant to Section 9.1(d)(i) or Section 7.3 and such breach shall not be deemed to be a breach that would prevent the Company or the Seller from delivering the certificate referenced in Section 8.2(b) or terminating this Agreement pursuant to Section 9.1(c).

Section 6.11 Third-Party (Non-Governmental Entity) Consents.

(a) The parties hereto shall give any notices to third parties (who are not Governmental Entities) and use, and cause their Subsidiaries to use, their commercially reasonable efforts (including cooperating to the fullest extent reasonably practicable with the efforts of the other parties) to obtain any consents and approvals from such third parties triggered in connection with the consummation of the transactions contemplated hereby (regardless of whether such consents are conditions to the closing of this Agreement); provided that the Seller shall be required to pay a fee to obtain a Person’s consent (if required in order to obtain such consent) only with respect to Contracts listed in Section 7.3(c) of the Company Disclosure Letter; provided further (subject to the foregoing proviso) that the Seller shall not be required to pay a fee to a Person in order to obtain such Person’s consent or to amend any existing Contract with such Person or to enter into any new Contract with such Person in order to obtain such Person’s consent.

(b) With respect to any Material Contract for which any consent necessary in connection with the consummation of the transactions contemplated hereby has not been obtained prior to the Closing, in the event that the Closing occurs, (i) the Seller shall, at the Purchaser’s request, use commercially reasonable efforts to obtain any such consent after the Closing until either such consent has been obtained or the Seller and the Purchaser mutually agree, in good faith, that such consent cannot reasonably be obtained and (ii) the Seller shall use commercially reasonable efforts to provide the Purchaser with the same benefits arising under any such Material Contract that is an Assigned Contract, including performance by the Seller as agent if legally and commercially feasible, provided that the Purchaser shall provide the Seller with such access to the premises, books and records and personnel of Purchaser and the Company as is reasonably necessary to enable the Seller to perform its obligations under such Assigned Contract, and the Purchaser shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent the Company would have been responsible therefor if such consent had been obtained prior to the Closing.

Section 6.12 [Reserved]

Section 6.13 Existing Letters of Credit. The Purchaser shall use commercially reasonable efforts to cause the Seller and its Affiliates (other than the CCG Entities) to be released in full from any letters of credit, surety bonds, guarantees and other contractual obligations of the Seller and its Affiliates (other than the CCG Entities) set forth on Section 6.13 of the Company Disclosure Letter, effective as of the Closing. The Seller shall, and shall cause its Affiliates (including the Company) to, cooperate with and to provide reasonable assistance to the Purchaser as may be reasonably requested by the Purchaser in connection with the actions contemplated by this Section 6.13.

Section 6.14 Other Agreements. Concurrently with the Closing, the Company shall, on the one hand, and, as applicable, the Seller shall, or shall cause one or more of its Affiliates to, on the other hand, enter into the following agreements (together, the “Ancillary Agreements”).

(a) a Transition Services Agreement in a form and substance attached as Exhibit A to this Agreement (the “Transition Services Agreement”), and

(b) two leases, in the form and substance as may be further negotiated by the parties in good faith based on drafts exchanged prior to the date of this Agreement (the “Leases”) for the lease of the premises occupied by certain CCG Entities at 15 S. Virginia Avenue, Oklahoma City, Oklahoma and 518 N. Indiana Avenue, Oklahoma City, Oklahoma.

Section 6.15 Employee Matters.

(a) The Purchaser shall take such action as may be necessary so that on and after the Closing and at all times prior to the first anniversary of the Closing Date, the Covered Employees (as defined below) shall, for so long as their employment with the Company or any of its Affiliates continues during such period, be provided employee benefits, plans and programs (including deferred compensation, pension, life insurance, welfare, profit sharing, severance, salary continuation and fringe benefits, but excluding 401(k), incentive compensation arrangements and retention awards) which, in the aggregate, are (i) not materially less favorable than those currently provided to Covered Employees by the Seller immediately prior to the Closing or (ii) are substantially the same as those made available by the Purchaser to similarly situated employees of the Purchaser. Any costs (including without limitation vendor and broker costs) associated with replicating current employee benefits, plans and programs for this purpose that are incurred prior to the Closing shall be borne by the Seller. For all purposes of this Agreement, “Covered Employees” shall mean all Employees immediately prior to the Closing Date other than the Identified Employees. For purposes of eligibility to participate and vesting in all benefits provided by the Purchaser or the CCG Entities on and after the Closing, the Covered Employees will be credited with their years of service with the CCG Entities and prior employers to the extent service with the CCG Entities and prior employers is taken into account under the Employee Plans. The eligibility of Covered Employees to participate in any welfare benefit plan or program of the Purchaser and the CCG Entities on and after the Closing shall not be subject to any eligibility waiting periods, evidence of insurability requirements or any exclusions or limitations for any pre-existing conditions except to the extent such individual was or would have been subject to such exclusion under similar Employee Plans. The Purchaser shall cause each Covered Employee to be given credit under any welfare benefit plan or program of the Purchaser or the CCG Entities for all amounts paid by such Covered Employee under any benefit plans or programs offered by the CCG Entities or any Affiliate of the CCG Entities prior to the Closing for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan or program maintained by the Purchaser for the plan year in which the Closing Date occurs. At the Purchaser’s request, the Seller will cause the CCG Entities to provide the Purchaser with information reasonably necessary (including employment records and payroll records) to permit the Purchaser to give effect to and to comply with this Section 6.15(a), subject to applicable Law.

(b) For a period of ninety-one (91) days (inclusive) following the Closing Date, the Purchaser and the CCG Entities shall not implement any plant closing, mass layoff or other termination of employees that, either alone or in the aggregate (with any other termination of employees by the CCG Entities prior to the Closing Date), would create any obligations upon or liabilities for Seller or its Affiliates under the WARN Act. Following the Closing Date, the Purchaser and the Company and each of their respective Subsidiaries hereby agree to indemnify the Seller and its officers, directors, employees, consultants, stockholders and Affiliates for, and to hold each of them harmless from and against, all Damages (which shall not include, for avoidance of doubt, Seller Severance Costs) that any of them may suffer by reason of or in connection with any claim, proceeding or suit brought against any of them under the WARN Act, or other Law relating to Employment, which relate to actions taken by the Purchaser or the CCG Entities or any of their respective Affiliates at any time after the Closing (including any discharge or constructive discharge of any of the employees of the CCG Entities with regard to any site of employment or one or more facilities or operating units within any site of employment of the CCG Entities) or to the Purchaser’s pre-Closing identification of any Identified Employee.

(c) The Seller shall bear and be responsible for all liabilities and obligations under any written retention bonus, transaction bonus or similar arrangement of the CCG Entities, the Seller, LSB or any of their respective Affiliates entered into prior to the Closing applicable to any Employee whereby payment is triggered by the transactions contemplated hereby, including, without limitation, the Retention Awards, and shall ensure that such bonuses are paid in accordance with their terms in effect as of the Closing Date.

(d) Effective as of the Closing Date, each Covered Employee shall cease active participation in and benefit accrual under, and each CCG Entity shall cease to be a contributing sponsor of, and participating employer in, any benefit plans, programs or arrangements, including the Seller 401k Plan, that are sponsored or maintained by Seller or LSB. Prior to the Closing, Seller or its Affiliates shall fully fund, through the Closing, all employee contributions and employer matching contributions required pursuant to the terms of the Seller 401(k) Plan with respect to Covered Employees. Effective as soon as administratively possible following the Closing Date, Purchaser shall cause, or cause its Affiliates to cause, the Covered Employees to participate in a defined contribution plan intended to qualify under Section 401(a) of the Code that includes a cash or deferred arrangement which meets the requirements of Section 401(k) of the Code (the “Purchaser DC Plan”). The terms of the Purchaser DC Plan shall provide that Covered Employees shall have the right to make direct rollovers to the applicable Purchaser DC Plan of their accounts in the Seller 401k Plan, including if the entire account balance is rolled over, a direct rollover of any notes evidencing loans made to such Covered Employees with respect to the transferred accounts.

(e) To the extent that such coverage constitutes Seller Severance Costs, Seller shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all Identified Employees who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage. Seller shall take any and all necessary actions to ensure that Purchaser and its affiliates are not required to provide such continuation coverage to the extent of Seller Severance Costs to any such individual at any time. Purchaser shall reimburse Seller for the cost to Seller of providing COBRA continuation coverage to the Identified Employees in excess of the limits of the Seller Severance Costs to the extent such limits are exceeded.

(f) Effective as of the Closing Date: (a) to the extent such balances are not actually transferred, each Covered Employee’s account balance, if any, in the health care flexible spending account and dependent care spending account (whether positive or negative, collectively, the “Transferred Account Balances”) under the health care flexible spending and dependent care spending plan(s) of LSB or its Affiliates (collectively, the “LSB Flex Plan”) shall be credited or debited for booking purposes, as applicable, to one or more comparable plans of the Company, the Purchaser or their Affiliates (collectively, the “Purchaser Flex Plan”); (b) the elections, contribution levels and coverage levels of the Covered Employees who participated in the LSB Flex Plan prior to Closing (the “Covered Flex Plan Employees”) shall apply under the Purchaser Flex Plan in the same manner as under the LSB Flex Plan; and (c) the Covered Flex Plan Employees shall be reimbursed from the Purchaser Flex Plan for claims incurred at any time during the plan year of the Purchaser Flex Plan in which the Closing occurs that are submitted to the Purchaser Flex Plan from or after Closing on the same basis and the same terms and conditions as under the LSB Flex Plan.

(g) Except as provided in Section 6.15(e), the Seller agrees that any claims for welfare benefits incurred before the Closing Date with respect to any Employees (or their covered dependents or beneficiaries) shall be the responsibility of the Seller or the insurers of the Seller’s welfare plans and the Purchaser agrees that any claims for welfare benefits incurred on or after the Closing Date with respect to any Employees (or their covered dependents or beneficiaries) shall be the responsibility of the Purchaser or the insurers of Purchaser’s welfare plans. For the avoidance of doubt, with respect to health care services provided in connection with in-patient hospitalization, such claim is deemed to incurred on the first day on which hospitalization occurs. In the event of an employee’s death or permanent disability, the claim for welfare benefits shall be deemed to be incurred on the date the employee dies or is deemed permanently disabled under the applicable plan.

(h) The provisions of this Section 6.15 are solely for the benefit of the Company, the Seller and the Purchaser, and no current or former Employee or any other individual shall be regarded for any purpose as a third-party beneficiary of this Section 6.15. In no event shall the terms of this Section 6.15 be deemed to (i) establish, amend, or modify any

Employee Plan, any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Seller, the Company or any of their respective Affiliates, (ii) alter or limit the ability of the Purchaser or any of its Subsidiaries (including any CCG Entity) to amend, modify or terminate any Employee Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, or (iii) confer upon any current or former Employee, officer, partner, member, director or consultant, any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including any CCG Entity), preclude the ability of Purchaser or any of its Subsidiaries (including any CCG Entity) to terminate the employment or services of any Employee, officer, partner, member, director or consultant for any reason, or constitute or create an employment agreement with any such Person.

(i) Not less than ten (10) Business Days prior to the Closing, the Purchaser shall identify in writing to the Seller each Employee that Purchaser determines will be terminated from employment with a CCG Entity effective at the Closing (each such Employee along with any other Employees Purchaser otherwise requests that Seller terminate, an “Identified Employee”). Seller shall take all action necessary or appropriate to cause each Identified Employee to be terminated from employment with the applicable CCG Entity effective at the Closing. Seller may cause the employment of any Identified Employee to be transferred to an Affiliate of the Seller (other than a CCG Entity). Seller shall be responsible for and shall bear all Seller Severance Costs. Purchaser shall be responsible for and shall bear all Purchaser Severance Costs.

Section 6.16 Seller’s Access to Information. From and after the Closing, the Purchaser shall (and shall cause the CCG Entities to) hold all the books and records of the CCG Entities existing on the Closing Date and not to destroy or dispose of any such books or records for a period of five (5) years from the Closing, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender them to the Seller. During that five year period, the Purchaser shall (and shall cause the CCG Entities to), during normal business hours, and upon reasonable notice, make available and provide the Seller and its representatives (including counsel and independent auditors) with access to the facilities and properties of the CCG Entities and to all information, files, documents and records (written and computer) that are not otherwise protected by legal privilege relating to the CCG Entities or any of their businesses or operations for any and all periods prior to or including the Closing Date that they may reasonably require with respect to any reasonable business purpose (including any Tax matter) or in connection with any claim, dispute, action, cause of action, investigation or proceeding of any kind by or against any person, and shall (and shall cause the CCG Entities to) cooperate fully with the Seller and its representatives (including counsel and independent auditors) in connection with the foregoing, at the sole cost and expense of the Seller, including by making tax, accounting and financial personnel and other appropriate employees and officers of the CCG Entities reasonably available to the Seller and its respective representatives (including counsel and independent auditors), with regard to any reasonable business purpose.

Section 6.17 Insurance.

(a) The Seller shall cause to be maintained through the Closing the Policies (or other policies providing substantially similar insurance coverage). Prior to Closing, the Seller shall purchase “tail” insurance policies that meet the following criteria: (1) naming the D&O Indemnitees and CCG Entities as insureds; (2) containing a claims period of at least six (6) years from the Closing; (3) issued by the current insurers or an insurance carrier with the same or better credit rating as the current insurers; (4) for (a) directors & officers liability with stand alone policy limits of $20 million ($250,000 self insured retention), (b) employment practices liability with stand alone policy limits (including entity coverage) of $10 million ($100,000 self insured retention), (c) fiduciary with stand alone policy limits of $5 million ($0 self insured retention) and (d) lawyers’ professional liability with stand alone policy limits of $1 million ($10,000 self insured retention) coverages (or for such lesser amount of coverage as Purchaser may agree to in its sole discretion); and (5) otherwise in a scope at least as favorable as the existing policies or towers of policies with respect to acts, omissions, or wrongful acts that allegedly took place at or prior to the Closing and upon terms and coverage substantially identical to those set forth in the existing policies. The premiums for such “tail” insurance policies shall be borne by the Seller up to a maximum of $250,000, with any excess over such amount to be paid directly by the Purchaser at the time such policies are bound. The Purchaser shall not, and shall cause the CCG Entities not to, cancel or change the Policies or the “tail” policies purchased in accordance with this provision in any respect, except as required by applicable Law. At Closing, the Seller shall provide to the Purchaser full copies of all historical general liability insurance policies in full that are in the Seller’s possession, as well as any secondary evidence of the Seller’s historical general liability insurance.

(b) Following the Closing, Purchaser shall have the right to pursue insurance recovery from the insurers under all such Policies, tails and historical general liability insurance policies for matters or claims existing, occurring or wrongful acts that allegedly took place at or prior to Closing relating in any way to any CCG Entity. Additionally, following the Closing: (1) the Seller shall not, and shall cause its Affiliates not to, seek to change any rights or obligations of any CCG Entity under such Policies, tails and/or general liability insurance; (2) the Seller shall, and shall cause its Affiliates to, cooperate with the CCG Entities in making claims under such Policies, tails and/or general liability insurance; and (3) Seller shall, and shall cause its Affiliates to, promptly pay over to the applicable CCG Entity any amounts that Seller or any such Affiliate may receive under such Policies, tails or general liability insurance with respect to losses experienced by such CCG Entity to the extent such losses were borne by such CCG Entity.

Section 6.18 Separation/TSA Cooperation. As soon as possible after the date hereof, the parties shall cooperate in good faith to (i) plan for the separation of, and separate, as of the Closing, logically and physically the CCG Entities’ systems and data from those of the Seller and its Affiliates (other than the CCG Entities), including the Seller and LSB making available to the Purchaser human resources and other data reasonably requested by the Purchaser related to the CCG Entities and (ii) finalize Schedule A to the Transition Services Agreement setting forth the Transition Services (as defined in the Transition Services Agreement), respectively. Each party shall bear its own costs incurred in connection with the activities contemplated in this Section 6.18 prior to the Closing.

Section 6.19 Non-Competition; Non-Solicitation.

(a) LSB and the Seller acknowledge and agree that (A) the agreements and covenants contained in this Section 6.19 (i) impose a reasonable restraint on LSB and the Seller in light of the activities and business of the CCG Entities on the date of the execution of this Agreement and the current plans of the CCG Entities, (ii) are reasonable and valid in geographical and temporal scope and in all other respects, and (iii) are essential to protect the value of the Business and (B) they have obtained knowledge, contacts, know-how and experience and that such knowledge, contacts, know-how and experience could be used to the substantial advantage of a competitor of the CCG Entities and to the detriment of the CCG Entities. LSB and the Seller also acknowledge that the Purchaser has agreed to purchase the Shares in reliance on the covenants made by LSB and the Seller in this Section 6.19, and that the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by LSB and the Seller in this Section 6.19. Subject to Section 6.19(b), from and after the Closing and until the third (3rd) anniversary of the Closing Date (the “Restrictive Covenant Period”), LSB and the Seller shall not, and shall cause their respective Affiliates not to, (i) engage in the Business in the United States or (ii) own an interest in, or manage, operate, control, or participate in or be connected with, as a director, officer, employee, partner, member, stockholder, consultant, agent or otherwise, any Person engaged in the Business (“Competing Person”), in each case, directly or indirectly, alone or in conjunction with any other Person. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 6.19, “Affiliates” of LSB and the Seller shall not include any Person solely based on being a stockholder or director of LSB. Each of LSB and the Seller further agrees that, during the Restrictive Covenant Period, it shall not, directly or indirectly, for its own account or for the account of any other Person, engage in Interfering Activities.

(b) Notwithstanding anything in this Section 6.19 to the contrary, nothing contained in this Section 6.19 shall prohibit or restrict LSB, the Seller or any of their respective Affiliates from collectively owning up to an aggregate of three percent (3%) of the outstanding shares of any class of capital stock of any publicly traded Competing Person so long as none of LSB, the Seller or any of their respective Affiliates participates in the management of such Competing Person.

(c) Each of LSB and the Seller hereby agrees and stipulates, on behalf of itself and each of its Affiliates, that in any action or claim brought by LSB, the Seller or any of their respective Affiliates, or in any action or claim brought against LSB, the Seller or any of their respective Affiliates, involving the provisions of Section 6.19(a), each of LSB and the Seller hereby waives, and hereby agrees to cause its Affiliates to waive, any claim or defense that the non-competition covenants provided in Section 6.19(a) are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, unenforceable restraint of trade, failure of consideration, illusory contract, mistake or any other substantive legal defense.

(d) From and after the date hereof and until the tenth (10th) anniversary of the Closing Date, LSB and the Seller shall, and shall cause their respective Affiliates and representatives (in such capacity) to keep confidential any knowledge and information relating to any CCG Entity or any portion of the Business which is not publicly available, including information which (i) is in the nature of competitively sensitive information the disclosure of which could harm the competitive advantage of any CCG Entity or its successors with respect to the operation of the Business or provides a competitive advantage to a competitor of any CCG Entity or its successors, or (ii) could otherwise materially harm any CCG Entity’s ownership or operation of the Business (each of the foregoing, the “Proprietary Information”) which LSB, the

Seller or any of their respective Affiliates (other than the CCG Entities) obtained with respect to the CCG Entities or their respective representatives unless and to the extent (x) publicly available (other than as a result of an act or omission of LSB, the Seller or any of their respective Affiliates or representatives), (y) required by the rules of any national or international securities exchange or other self-regulatory entity applicable to LSB, the Seller or any of their respective Affiliates or representatives, or (z) as requested pursuant to a subpoena, court order, civil investigative demand or similar judicial process or other oral or written request issued by a court of competent jurisdiction or by international, national, state or local governmental or regulatory body.

(e) If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.19 unenforceable, the other provisions of this Section 6.19 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(f) Without limiting the remedies available to the Purchaser, LSB and the Seller acknowledge that a breach by LSB or the Seller of any of the covenants contained in this Section 6.19 may result in material irreparable injury to the Purchaser and the CCG Entities for which there is no adequate remedy at Law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Purchaser or any CCG Entity shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining LSB and/or the Seller from engaging in activities prohibited by this Section 6.19 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.19.

(g) Each covenant in this Section 6.19 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of LSB or the Seller against the Purchaser or any of its Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of each such covenant. The covenants contained in this Section 6.19 shall not be affected by any breach of any other provision hereof by any party hereto. LSB, the Seller and Purchaser intend that the covenants in this Section 6.19 shall be deemed to be a series of separate covenants, one for each and every county of the United States.

Section 6.20 Title Insurance. The Purchaser shall have the right to procure, with any title premiums, other title charges and survey costs being at the Purchaser’s sole cost and expense, an owner’s policy of title insurance (or endorsements to any existing owner’s policy of title insurance issued to any CCG Entity) for each Owned Real Property (the “New Title Coverage”), and the Seller shall use commercially reasonable efforts to cooperate with the Purchaser in connection therewith, including by the Seller providing to Title Insurer, at or prior to Closing, (a) one or more owner’s affidavits in form and substance customary for the jurisdiction in which the applicable Owned Real Property is located; (b) a non-imputation affidavit from the Seller in form and substance reasonably acceptable to the Seller; (c) one or more survey affidavits in form and substance customary for the jurisdiction in which the applicable Owned Real Property is located; and (d) such other information or documents as Title Insurer may reasonably request from the Seller in connection with the Purchaser’s efforts to procure the New Title Coverage (collectively, the “Title Documents”); provided, however, in no event shall (i) obtaining the New Title Coverage be a condition to the Purchaser’s obligations to consummate the transactions contemplated hereby and (ii) any Title Document expand the Seller’s obligations or liabilities or decrease its rights or benefits under this Agreement.

Section 6.21 Purchaser R&W Insurance.

(a) Not more than five Business Days after the date of this Agreement, the Seller shall pay to the applicable Purchaser R&W Insurance Provider the underwriting fee and premiums necessary to bind the Purchaser R&W Insurance Policy. Prior to or in connection with the Closing, the Seller shall pay the applicable Purchaser R&W Insurance Provider the remaining premiums necessary for the issuance of the Purchaser R&W Insurance Policy up to a maximum of $2,500,000 (inclusive of the underwriting fee and premiums paid to bind the policy), with any excess over such amount to be paid directly by the Purchaser.

(b) The Purchaser shall execute and cause to be executed all certifications attached to the Purchaser R&W Insurance Policy or otherwise as may be reasonably required by the Purchaser R&W Insurance Provider.

(c) Following the Closing Date, the Purchaser shall not amend or modify the Purchaser R&W Insurance Policy in any manner that would adversely affect the Seller.

ARTICLE VII

CONDITIONS TO THE CLOSING

Section 7.1 Conditions to Obligations of the Purchaser and the Seller. The respective obligations of the Purchaser and the Seller to consummate the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) no Governmental Entity shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction, temporary restraining order or any other order of any nature to the effect that the transactions contemplated hereby may not be consummated as provided herein (a “Prohibitive Order”);

(b) the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated; and

(c) the Purchaser R&W Insurance Policy shall be in full force and effect in accordance with its terms.

Section 7.2 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Purchaser contained in Article V shall be accurate in all respects (if and to the extent qualified by the term “material”, “in all material respects”, “Purchaser Material Adverse Effect” or any other similar qualification based upon materiality) or in all material respects (if and to the extent not modified by any such qualification), as of the Closing as though made at and as of such time or, in the case of representations and warranties made as of a specific date, as of such date, except where any such failure of such representations and warranties to be accurate would not, individually or in the aggregate, constitute or result in a Purchaser Material Adverse Effect;

(b) the Purchaser shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing; and

(c) the Purchaser shall have delivered, or caused to be delivered, to the Seller the items identified in Section 8.3.

Section 7.3 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver by the Purchaser) at or prior to the Closing of the following conditions:

(a) the representations and warranties of the Seller and the Company contained in Article III and Article IV shall be accurate in all respects (if and to the extent qualified by the term “material”, “in all material respects”, “Seller Material Adverse Effect”, “Company Material Adverse Effect” or any other similar qualification based upon materiality) or in all material respects (if and to the extent not modified by any such qualification), as of the Closing as though made at and as of such time or, in the case of representations and warranties made as of a specific date, as of such date, except where any such failure of such representations and warranties to be accurate would not, individually or in the aggregate, constitute or result in a Company Material Adverse Effect or a Seller Material Adverse Effect, as applicable;

(b) the Seller and the Company shall have performed in all material respects their obligations hereunder required to be performed by each of them at or prior to the Closing;

(c) the Company shall have received all consents, authorizations or approvals or delivered all notices required under the Contracts listed in Section 7.3(c) of the Company Disclosure Letter, in each case in form and substance reasonably satisfactory to the Purchaser, and no such consents, authorizations, approvals or notices shall have been revoked;

(d) the Seller shall have delivered, or caused to be delivered, to the Purchaser the items identified in Section 8.2; and

(e) no change, effect, event, development or occurrence shall have occurred or come to exist since the date hereof that has had or would, individually or in the aggregate, have a Company Material Adverse Effect or a Seller Material Adverse Effect.

ARTICLE VIII

CLOSING

Section 8.1 Closing. Unless otherwise agreed to by the Seller and the Purchaser, the Closing shall occur at 9:00 a.m. local time on the date that is not later than the sixth (6th) Business Day after the date on which all conditions to Closing (other than conditions the fulfillment of which are to occur at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived. The Closing shall take place at the Dallas, Texas office of Vinson & Elkins L.L.P., located at 2001 Ross Avenue, Suite 3700, Dallas, Texas 75201, or at such other time or place as the Seller and the Purchaser may agree.

Section 8.2 Seller Closing Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer;

(b) a certificate as to compliance with the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(e), duly executed by an authorized representative of the Seller;

(c) the Transition Services Agreement duly executed by any of the Seller and its affiliates that is a party thereto;

(d) for each Owned Real Property for which the Purchaser elects to obtain New Title Coverage pursuant to Section 6.20, the applicable Title Documents;

(e) a statement meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations promulgated under the Code, to the effect that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations promulgated thereunder;

(f) the Leases contemplated by Section 6.14(b) duly executed by any of the Seller and its affiliates that is a party thereto; and

(g) UCC-3 financing statements and mortgage releases for the Owned Real Property providing for the termination of Liens with respect to the LSB Debt Instruments and any other applicable Excluded CCG Entities Indebtedness under Section 2.3(b).

Section 8.3 Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(a) the Transaction Price in accordance with Section 2.2; and

(b) a certificate as to compliance with the conditions set forth in Section 7.2(a) and Section 7.2(b), duly executed by an authorized officer of the Purchaser.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing and the transactions contemplated hereby may be abandoned:

(a) by unanimous written agreement of the Purchaser and the Seller;

(b) by the Seller or Purchaser if at any time prior to the Closing Date there shall be a Prohibitive Order and such Prohibitive Order shall have become final and nonappealable;

(c) by the Seller if:

(i) at any time prior to the Closing Date, (A) there shall be a breach of any representation or warranty of the Purchaser in this Agreement or (B) there shall be a breach by the Purchaser of any of its covenants or agreements contained in this Agreement, in each case, such that the conditions set forth in Section 7.2 would not be satisfied if such breach is occurring or continuing as of the Closing; provided that such breach has not been waived by the Seller, provided further that (x) such breach is incapable of being cured by the Purchaser or (y) if capable of being cured, shall not have been cured by the Purchaser within thirty (30) days after written notice thereof from the Seller specifying the nature of such breach and requesting that it be cured, provided further that such breach is continuing at the time of termination, and provided further that neither the Seller nor the Company is then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied;

(ii) the Closing shall not have occurred by November 11, 2016 (the “Initial Termination Date”; provided, that if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than the condition set forth in Section 7.1(b) and other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the date of termination of this Agreement if the Closing were to occur at that time (except those conditions which are unsatisfied solely as the result of the passage of the Initial Termination Date)), the Purchaser (by delivery of written notice to the Seller prior to 5:30 p.m. local time in Oklahoma City, Oklahoma no more than seven calendar days and no fewer than two calendar days prior to the Initial Termination Date), upon a good faith determination in its sole discretion that the condition set forth in Section 7.1(b) is reasonably capable of being satisfied on or prior to the ten month anniversary of signing, may extend the Initial Termination Date to a date that is not more than sixty calendar days after the Initial Termination Date (as extended, the “First Extended Termination Date”); provided, further, that no more than seven calendar days and no fewer than two calendar days prior to the First Extended Termination Date, if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than the condition set forth in Section 7.1(b) and other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the date of termination of this Agreement if the Closing were to occur at that time (except those conditions which are unsatisfied solely as the result of the passage of the First Extended Termination Date)), the Purchaser (by delivery of written notice to the Seller prior to 5:30 p.m. local time in Oklahoma City, Oklahoma no more than seven calendar days and no fewer than two calendar days prior to the First Extended Termination Date), upon a good faith determination in its sole discretion that the condition set forth in Section 7.1(b) is reasonably capable of being satisfied on or prior to the ten month anniversary of signing, may extend the First Extended Termination Date to a date that is not more than sixty calendar days after the First Extended Termination Date (as extended, the “Second Extended Termination Date”); provided, further, that notice extending the termination date provided by Purchaser’s counsel via electronic mail to Seller’s counsel shall be deemed sufficient notice; provided further that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either the Seller or the Company is in material breach of this Agreement; or;

(iii) (A) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing, each of which conditions is capable of being satisfied at the date of termination of this Agreement if the Closing were to occur at that time), (B) the Seller shall have given irrevocable written notice to the Purchaser that it stands and will stand, ready, willing and able to consummate the Closing, (C) the Purchaser fails to consummate the Closing by the time the Closing should have occurred pursuant to Section 8.1 and (D) the Seller shall have given the Purchaser written notice at least one (1) Business Day prior to such termination stating the Seller’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iii); or

(d) by the Purchaser if:

(i) at any time prior to the Closing Date, (A) there shall be a breach of any representation or warranty by the Seller or the Company in this Agreement, or (B) there shall be a breach by the Seller or the Company of any of their covenants or agreements contained in this Agreement, in each case, such that the conditions set forth in Section 7.3 would not be satisfied if such breach is occurring or continuing as of the Closing; provided that such breach has not been waived by the Purchaser, provided further that (x) such breach is incapable of being cured by the Seller or the Company, as the case may be, or (y) if capable of being cured, shall not have been cured by the Seller or the Company, as the case may be, within thirty (30) days after written notice thereof from the Purchaser, provided further that such breach is continuing at the time of termination, and provided further that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, or

(ii) the Closing shall not have occurred by the Initial Termination Date (or the First Extended Termination Date or the Second Extended Termination Date if properly extended by the Purchaser in accordance with Section 9.1(c)(ii)); provided that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(d)(ii) if it is in material breach of this Agreement.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 by any party hereto, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, this Agreement shall become void and have no effect (other than this Section 9.2, Section 6.2 (Confidentiality), Section 9.3 (Payment), and Article XI (Miscellaneous)) and, subject to this Section 9.2, Section 9.3 (Payment) and Section 11.13, there shall be no liability hereunder on the part of the parties hereto except for liability arising out of a breach of this Agreement. In addition, if this Agreement is terminated:

(a) the Purchaser shall return all documents, work papers and other materials furnished by the Seller, the Company, any of their Affiliates, or any of their respective representatives or advisors relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Seller, or destroy all such documents, work papers and other materials and certify in writing to the Seller that such destruction has been completed, in each case in accordance with this Agreement and the Confidentiality Agreement;

(b) the Purchaser shall not disclose, and shall keep strictly confidential, all Confidential Information in accordance with the terms of the Confidentiality Agreement; and

(c) all filings, applications and other submissions made pursuant hereto shall, at the option of the filing party and to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.

Section 9.3 Payment. In the event that this Agreement is terminated (x) by the Seller or the Company (i) pursuant to Section 9.1(c)(ii), and if as of the date of termination (A) the condition set forth in Section 7.1(b) has not been satisfied, including but not limited to the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act is still pending as of such date of termination (or the condition set forth in Section 7.1(a) has not been satisfied as the result of a Prohibitive Order issued to enforce any antitrust or competition law of the United States of America) and (B) all other conditions to closing have been, or are readily capable of being, satisfied, or (ii) pursuant to Section 9.1(b) as the result of a Prohibitive Order issued to enforce any antitrust or competition law of the United States of America that has become final and nonappealable, or (y) by the Purchaser pursuant to Section 9.1(d)(ii), then the Purchaser shall promptly, but in no event later than two days after the date of such termination, pay the Seller an expense reimbursement in the agreed amount of $4,000,000 (the “Payment”) in cash by wire transfer of immediately available funds to an account to be indicated by the Seller. Notwithstanding anything to the contrary in this Agreement, the parties agree that if this Agreement is terminated under circumstances in which Purchaser is obligated to pay the Payment under this Section 9.3 and the Payment is actually paid in full, the payment of the Payment shall be the sole and exclusive remedy available to the Seller with respect to this Agreement and the transactions contemplated herein, and, upon payment of the Payment pursuant to this Section 9.3, the Purchaser and its Affiliates and their respective directors, officers, employees, shareholders and other representatives shall have no further liability with respect to this Agreement or the transactions contemplated herein to the Seller or any of their respective Affiliates or representatives. Each of the parties hereto acknowledges that the Payment is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Seller in the circumstances in which such Payment is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Purchaser be entitled to payment of the Payment on more than one occasion.

ARTICLE X

INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants. All representations and warranties contained in this Agreement and any certificate delivered pursuant to this Agreement shall survive the Closing until 11:59 p.m. local time in Oklahoma City, Oklahoma on the eighteen (18) month anniversary of the Closing Date (the “Final Release

Date”), at which time they (and the right to commence any claim with respect thereto under this Article X) shall terminate, and thereafter no party hereto shall be under any liability whatsoever with respect to any such representation or warranty; provided, however, that (a) the representations and warranties contained in Section 4.13 (Environmental Matters) shall survive the Closing until the date that is the five (5) year anniversary of the Closing Date, (b) the representations and warranties contained in Section 4.10 (Taxes) and Section 4.11 (Employee Benefits Plans) shall survive the Closing until the date that is thirty (30) days after the expiration of the statute of limitations applicable to any claim of breach of such representations and warranties, and (c) the representations and warranties contained in Section 3.1 (Ownership of the Shares), Section 3.3 (Authorization; Noncontravention), Section 4.1 (Corporate Power), Section 4.2 (Authorization; Noncontravention), Section 4.3 (Capitalization), Section 4.4 (Subsidiaries) and Section 4.15 (Broker’s or Finder’s Fee), Section 5.1 (Due Organization and Corporate Power) and Section 5.2 (Authorization; Noncontravention) (collectively, such representations and warranties, the “Fundamental Representations”) shall survive the Closing indefinitely (in any such case, the “Survival Period”). In addition, all covenants and agreements contained in this Agreement, including the indemnification covenants and obligations contained in this Article X, shall survive the Closing until the expiration of the statute of limitations applicable to the respective matters contained therein. Notwithstanding the preceding sentences, any breach of representations, warranties, covenants or agreements in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.2 Seller’s Indemnification Obligations. Subject to the provisions of this Article X, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from, against and in respect of, and pay or reimburse the Purchaser Indemnitees for, any and all Damages (whenever arising or incurred) arising out of or relating to:

(a) any breach of any representation or warranty made by the Company or the Seller in this Agreement or any certificate delivered hereunder (including the certificate delivered pursuant to Section 8.2(b);

(b) Indemnified Taxes and Indemnified Benefits Matters;

(c) any breach of any covenant, agreement or undertaking made by the Company to the extent such covenant, agreement or undertaking is required to be performed or satisfied by the Company prior to the Closing or the Seller in this Agreement or any certificate delivered hereunder (including the certificate delivered pursuant to Section 8.2(a)); and

(d) any CCG Entities Indebtedness outstanding as of immediately prior to the Closing and any Transaction Expenses, in each case, not taken into account in connection with the calculation and payment of the Transaction Price at Closing or after Closing pursuant to Section 2.3(b).

For the purposes of determining under this Section 10.2 (i) whether any representation made by the Company or the Seller herein is inaccurate or whether there has been a breach of any warranty and (ii) the amount of any Damages arising from such inaccuracy or breach, such representation and warranty (excluding each Scrape Excluded Representation) shall be considered without regard to any qualification by or reference to the words “Company Material Adverse Effect,” “Seller Material Adverse Effect,” “material,” “materiality,” “in all material respects” or any similar words or qualifications contained therein (other than any qualification or reference contained in the definition of any defined term used herein).

Section 10.3 Limitation on the Seller’s Indemnification Obligations. The Seller’s indemnification obligations pursuant to the provisions of Section 10.2 are subject to the following limitations:

(a) Purchaser Indemnitees shall not be entitled to recover under Section 10.2(a) (except with respect to any breach relating to the representations and warranties contained in Section 4.10 (Taxes) or the Fundamental Representations) any Damages until the total amount which Purchaser Indemnitees would recover under Section 10.2(a) (except for the representations and warranties contained in Section 4.10 (Taxes) or the Fundamental Representations) exceeds $2,730,000 (the “Deductible”), at which point the Seller shall be liable only for the amounts in excess of the Deductible; provided that the Seller shall not be liable to indemnify Purchaser Indemnitees for any individual claim or claims relating to the same set of facts and circumstances pursuant to Section 10.2(a) until Purchaser Indemnitees have suffered aggregate Damages arising out of such claim or claims relating to the same set of facts and circumstances equaling or exceeding $36,000, in which case the Seller shall be liable for all Damages arising out of such claim or claims subject to the limitations of this Section 10.3; and provided further that all claims for which the Seller is not required to indemnify Purchaser Indemnitees because the associated Damages do not equal or exceed $36,000 shall also not count towards the Deductible;

(b) Purchaser Indemnitees shall not be entitled to recover from Seller under Section 10.2(a) (except with respect to any breach relating to the representations and warranties contained in Section 4.10 (Taxes) or Fundamental Representations) any Damages to the extent the aggregate claims under Section 10.2(a) (except for the representations and warranties contained in Section 4.10 (Taxes) or the Fundamental Representations) of Purchaser Indemnitees exceed $2,730,000 (the “Liability Cap”).

(c) The aggregate liability of the Seller for Damages of Purchaser Indemnitees under Section 10.2 shall not exceed the amount of the final Transaction Price.

(d) Indemnification Escrow Fund. To provide a fund against which a Purchaser Indemnitee may assert claims of indemnification under this Article X (each a “Purchaser Indemnification Claim”), the Indemnification Escrow Amount shall be deposited into escrow pursuant to the Escrow Agreement in accordance with Section 2.2(b). The Indemnification Escrow Fund shall be held and distributed in accordance with this Article X and the Escrow Agreement. Each Purchaser Indemnification Claim shall be made only in accordance with this Article X and the Escrow Agreement. A Purchaser Indemnitee shall seek monetary recourse for Purchaser Indemnification Claims solely as set forth in Section 10.3(h).

(e) Reserved Amounts in the Indemnification Escrow Fund; Release in respect of Claims. In the event any Purchaser Indemnification Claim is made by a Purchaser Indemnitee pursuant to a Notice of Claim delivered to the Seller prior to the Final Release Date, the Purchaser and the Seller shall negotiate in good faith to determine a reasonable amount to be reserved and held in deposit in the Indemnification Escrow Fund in respect of such Notice of Claim (a “Reserved Amount”). If the Purchaser and Seller are unable to reach agreement as to the Reserved Amount by the Final Release Date, then the Reserved Amount with respect to such Notice of Claim shall be a reasonable amount determined in good faith by the Purchaser. Upon the agreement by the Seller and the Purchaser Indemnitee or as finally determined by a court of competent jurisdiction in respect of any Notice of Claim, any amounts payable with respect to any Damage in a Notice of Claim to the Purchaser Indemnitee shall be payable in accordance with Section 10.3(h). The Seller and the Purchaser shall deliver executed instructions directing the Escrow Agent to deliver to the Purchaser such amount.

(f) Release from Escrow.

(i) On the Final Release Date or promptly thereafter, the Seller and the Purchaser shall deliver executed instructions, directing the Escrow Agent to, subject to the terms set forth in the Escrow Agreement, disburse to the Seller the remaining portion of the Indemnification Escrow Amount which exceeds any Reserved Amounts in respect of Purchaser Indemnification Claims pending, but not yet paid.

(ii) Following the Final Release Date, from time to time, upon resolution of any Purchaser Indemnification Claim and the payment of amounts, if any, determined to be payable to the Purchaser from the Indemnification Escrow Amount, the Seller and the Purchaser shall jointly instruct the Escrow Agent to release to the Seller the excess of the then-current balance in the Indemnification Escrow Fund over the aggregate Reserved Amounts in respect of all remaining unresolved Purchaser Indemnification Claims made prior to the Final Release Date, subject to the terms of the Escrow Agreement.

(g) No Escrow Offsets. Purchaser Indemnitees may not offset funds held in or to be released from (i) the Adjustment Escrow against any claims against Seller, LSB or any of their respective Affiliates, including Purchaser Indemnification Claims or (ii) the Indemnification Escrow Fund against any claims against Seller, LSB or any of their respective Affiliates, including Purchaser claims pursuant to Section 6.16 or Section 6.19.

(h) Sources of Recovery for Section 10.2(a) Claims; Required Recourse to Purchaser R&W Insurance Policy. Notwithstanding anything to the contrary in this Agreement, the parties agree that recovery for Purchaser Indemnification Claims pursuant to Section 10.2(a) shall be subject to the following requirements:

(i) Until the Final Release Date and while funds remain in the Indemnification Escrow Account, the Purchaser Indemnitees may seek recovery from the Indemnification Escrow Account for Purchaser Indemnification Claims arising under Section 10.2(a). After the Final Release Date, subject to Section 10.3(e), or at the point when no funds remain in the Indemnification Escrow Account, neither the Seller, LSB nor any of their respective Affiliates shall have any liability for any Damages arising pursuant to Section 10.2(a) except with respect to any breach relating to a representation or warranty contained in Section 4.10 (Taxes) or a Fundamental Representation.

(ii) With respect to any breach relating to any representation or warranty contained in Fundamental Representations, at the point (i) when no funds remain in the Indemnification Escrow Account and (ii) no recovery is allowed under the Purchaser R&W Insurance Policy, the Purchaser Indemnitees may seek recovery from the Seller subject to the applicable limitations contained in this Article X; provided, however, that after the point when no funds remain in the Indemnification Escrow Account and prior to seeking recovery under the Purchaser R&W Policy with respect to any such breaches, the Purchaser Indemnitees may (and shall) seek recovery directly from the Seller in an amount up to, but not exceeding, $2,730,000 (which together with the Indemnification Escrow Amount is reflective of the required retention amount under the Purchaser R&W Policy).

(iii) With respect to any breach relating to any representation or warranty contained in Section 4.10 (Taxes), at the point when (i) no funds remain in the Indemnification Escrow Account, and (ii) no recovery is allowed under the Purchaser R&W Insurance Policy, the Purchaser Indemnitees may seek recovery from the Seller subject to the applicable limitations contained in this Article X; provided, however, that after the point when no funds remain in the Indemnification Escrow Account and prior to seeking recovery under the Purchaser R&W Policy with respect to any such breaches, the Purchaser Indemnitees may (and shall) seek recovery directly from the Seller in an amount up to, but not exceeding, $2,730,000 (which together with the Indemnification Escrow Amount is reflective of the required retention amount under the Purchaser R&W Policy).

(i) Indemnification Exclusive Remedy.

(i) From and after the Closing, except (i) as otherwise provided in Section 2.3, (ii) in the event of Fraud, or (iii) claims by Purchaser Indemnitees for recovery under the Purchaser R&W Insurance Policy, the indemnification pursuant to the provisions of this Article X and Section 6.8 shall be the exclusive remedy of the parties in respect of this Agreement or the transactions contemplated by this Agreement including for any misrepresentation or breach of any representation or warranty, covenant, agreement or undertaking contained herein or in any certificate executed and delivered pursuant to the provisions hereof; provided, that notwithstanding anything to the contrary contained in this Agreement, none of the limitations set forth in this Article X shall apply to any action for specific performance, injunctive relief, or other equitable remedy. For illustration purposes only, attached as Annex E are certain recovery scenarios, subject to the restrictions and limitations in this Agreement.

(ii) Except as provided in Section 10.3(i)(i), no party hereto shall have any liability, and no party hereto shall make any claim for any loss, whether legal or equitable, and the parties hereto hereby waive any right of contribution against each other, arising out of this Agreement relating to Environmental Laws (including the federal Superfund or Comprehensive Environmental Response, Compensation and Liability Act and analogous state laws Superfund laws), whether based on contract, tort or strict liability.

(j) For purposes of computing the aggregate amount of claims against the Seller, the amount of each claim by a Purchaser Indemnitee shall be deemed to be an amount equal to, and any payments by the Seller pursuant to Section 10.2 shall be limited to, the amount of Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contributions or other similar payment, in each case, that are actually collected by a Purchaser Indemnitee from any third party with respect thereto.

(k) The Seller shall have no obligation to indemnify any Purchaser Indemnitees from and against any Damages arising out of the breach of any of the representations or warranties made herein unless, within the Survival Period, Purchaser Indemnitee delivers to the Seller a Notice of Claim pursuant to Section 10.5 or Section 10.6 relating to the breach which gives rise to such Damages.

(l) In the event of any matter giving rise to an indemnity obligation of the Seller pursuant to Section 10.2, the Purchaser will take, or cause the applicable CCG Entities to take, reasonable commercial measures to mitigate the consequences of the matter as required by applicable law.

(m) From and after the Closing, the Seller shall not have (and hereby releases) any right of contribution, indemnification or other recourse against the Company or any other CCG Entity with respect to any pre-Closing breach by the Company or the Seller of any of their respective representations, warranties, covenants or agreements.

(n) The Seller shall not have any liability pursuant to Section 10.2 in respect of any amount of Damages to the extent reflected on the final Closing Statement as a deduction in determining the Transaction Price hereunder or to the extent reflected as a reserve in the Working Capital as finally determined pursuant to this Agreement.

(o) In any claim for indemnification hereunder, the Seller shall not be required to indemnify any Purchaser Indemnitee for special, incidental, exemplary or indirect damages, or for any punitive damages unless, in each case actually paid to a third party.

(p) The obligation to indemnify the Purchaser’s officers, directors, employees and other Purchaser Indemnitees in accordance with this Article X shall be enforceable exclusively by the Purchaser and nothing herein shall grant such officers, directors, employees or other Purchaser Indemnitees any individual rights, remedies, obligations or liabilities with respect to this Agreement. For the avoidance of doubt, the parties may amend or modify the terms hereof in any respect without the consent of such officers, directors, employees and other Purchaser Indemnitees.

(q) The Purchaser shall treat any payments that the Seller makes or receives pursuant to this Article X as an adjustment to or refund of (as applicable) the Transaction Price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Purchaser and the Seller causes such payment not to be treated as an adjustment to or refund of the Transaction Price for federal Tax purposes.

(r) The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

The representations, warranties and covenants of the Seller and the Company and the Purchaser Indemnitees’ rights to indemnification with respect thereto shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Purchaser (including by any of its Affiliates, and its and their advisors, consultants or representatives) or by reason of the fact that the Purchaser, any of its Affiliates, or its and their advisors, consultants or representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Purchaser’s waiver of any condition set forth in Article VII.

(s) The Seller shall have no obligation to indemnify any Purchaser Indemnitees from and against any Damages arising out of any environmental sampling, testing or investigation of the soil, groundwater, surface water, sediments, air, or any other environmental media (“Environmental Tests”) by the Purchaser or its Affiliates, or authorized representatives or agents of the Purchaser or its Affiliates, after the Closing on any of the Company’s properties unless the Environmental Tests are conducted (i) to comply with the specific and reasonably determined requirements of applicable Environmental Laws or environmental Permits, (ii) in response to a request, claim, demand or investigation by a Governmental Entity, which request, claim, demand or investigation has not been invited or deliberately initiated by the Purchaser or any of Purchaser’s Affiliates, or (iii) to respond to any environmental conditions that pose or could reasonably be expected to pose, in the reasonable judgment of Purchaser or its Affiliates, a material risk of harm to the health, safety and welfare of the public, the Purchaser’s and its Affiliate’s employees, or the environment.

Section 10.4 Purchaser’s Indemnification Obligations.

(a) Subject to the provisions of this Article X, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from, against and in respect of, and pay or reimburse the Seller Indemnitees for, any and all Damages (whenever arising or incurred) arising out of or relating to:

(i) any breach of any representation or warranty made by the Purchaser in this Agreement or any certificate delivered hereunder (including the certificate delivered pursuant to Section 8.3(b)); and

(ii) any breach of any covenant, agreement or undertaking made by the Purchaser or, after the Closing, the Company in this Agreement or any certificate delivered hereunder (including the certificate delivered pursuant to Section 8.3(b)).

For the purposes of determining under this Section 10.4 the amount of any Damages arising from such inaccuracy or breach, such representation and warranty shall be considered without regard to any qualification by or reference to the words “Purchaser Material Adverse Effect,” “material,” “materiality,” “in all material respects” or any similar words or qualifications contained therein (other than any qualification or reference contained in the definition of any defined term used herein).

(b) The Purchaser’s indemnification obligations pursuant to the provisions of Section 10.4(a)(i) are subject to the following limitations:

(i) Seller Indemnitees shall not be entitled to recover under Section 10.4(a)(i) (except with respect to any breach relating to the representations and warranties contained in the Fundamental Representations) any Damages until the total amount which Seller Indemnitees would recover under Section 10.4(a)(i) (except for the representations and warranties contained in the Fundamental Representations) exceeds the Deductible, at which point the Purchaser shall be liable only for the amounts in excess of the Deductible; provided that the Purchaser shall not be liable to indemnify Seller Indemnitees for any individual claim or claims relating to the same set of facts and circumstances pursuant to Section 10.4(a)(i) until Seller Indemnitees have suffered aggregate Damages arising out of such claim or claims relating to the same set of facts and circumstances equaling or exceeding $36,000, in which case the Purchaser shall be liable for all Damages arising out of such claim or claims subject to the limitations of this Section 10.4; and provided further that all claims for which the Purchaser is not required to indemnify Seller Indemnitees because the associated Damages do not equal or exceed $36,000 shall also not count towards the Deductible;

(ii) Seller Indemnitees shall not be entitled to recover under Section 10.4(a)(i) (except with respect to any breach relating to the representations and warranties contained in the Fundamental Representations) any Damages to the extent the aggregate claims under Section 10.4(a)(i) (except for the representations and warranties contained in the Fundamental Representations) of Seller Indemnitees exceed the Purchaser Liability Cap.

(iii) The aggregate liability of the Purchaser for Damages of Seller Indemnitees under Section 10.4(a) shall not exceed the amount of the final Transaction Price.

(iv) For purposes of computing the aggregate amount of claims against the Purchaser, the amount of each claim by a Seller Indemnitee shall be deemed to be an amount equal to, and any payments by the Purchaser pursuant to this Section 10.4 shall be limited to, the amount of Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contributions or other similar payment, in each case, that has actually been collected by a Seller Indemnitee from any third party with respect thereto.

(v) The Purchaser shall have no obligation to indemnify any Seller Indemnitees from and against any Damages arising out of the breach of any of the representations or warranties made herein unless, within the Survival Period, Seller Indemnitee delivers to the Purchaser a Notice of Claim pursuant to Section 10.5 or Section 10.6 relating to the breach which gives rise to such Damages.

(vi) In the event of any matter giving rise to an indemnity obligation of the Purchaser pursuant to this Section 10.4, the Purchaser will take reasonable commercial measures to mitigate the consequences of the matter as required by applicable law.

(vii) In any claim for indemnification hereunder, the Purchaser shall not be required to indemnify any Seller Indemnitee for special, incidental or exemplary damages, or for any punitive damages unless, in each case actually paid to a third party.

(viii) The obligation to indemnify the Seller’s officers, directors, employees and other Seller Indemnitees in accordance with this Article X shall be enforceable exclusively by the Seller and nothing herein shall grant such officers, directors, employees or other Seller Indemnitees any individual rights, remedies, obligations or liabilities with respect to this Agreement. For the avoidance of doubt, the parties may amend or modify the terms hereof in any respect without the consent of such officers, directors, employees and other Seller Indemnitees.

(ix) The Seller shall treat any payments that the Purchaser makes or receives pursuant to this Article X as an adjustment to or refund of (as applicable) the Transaction Price for federal Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Purchaser and the Seller causes such payment not to be treated as an adjustment to or refund of the Transaction Price for federal Tax purposes.

Section 10.5 Non-Third Party Claims Procedures. In the event an Indemnified Party claims a right to payment pursuant hereto, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the legal and factual basis for such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to Section 10.2 or Section 10.4, as applicable, except to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that any Notice of Claim for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the applicable Survival Period for such representation or warranty.

Section 10.6 Third Party Claims Procedures.

(a) Following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall promptly (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the legal and factual basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted; provided that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in (x) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (y) actual material prejudice to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days following its receipt of notice of a Third Party Claim, to the extent permitted by applicable Law, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party, and shall be solely responsible for the payment of the fees and disbursements of such counsel. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim after it notifies the Indemnifying Party of such Third Party Claim prior to the time that it receives notice from the Indemnifying Party of its election in accordance with the preceding sentence to assume the defense of such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails or is not entitled hereunder to assume the defense of the Third Party Claim as provided herein or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30) day period, then the Indemnified Party shall be entitled to assume and control such defense and, for the avoidance of doubt, any Damages in respect of such Third Party Claim shall include the reasonable and documented fees and disbursements of counsel for the Indemnified Party as incurred. If the Indemnified Party in good faith determines that the Third Party Claim involves an issue or matter which could reasonably have a material adverse effect on the Business or the assets of the Indemnified Party, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(b) In any Third Party Claim for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party’s own expense; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such claim, (ii) the Indemnified Party shall have been advised by counsel that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (iii) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel.

(c) The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the other Party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(d) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). No Indemnifying Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or consent (x) includes, as a condition of such settlement, compromise or consent, a complete and unconditional release of each Indemnified Party from any and all liability arising out of such claim, (y) does not contain any finding, admission or statement suggesting any wrongdoing, violation of Law, or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or otherwise encumbers any of the assets of the Indemnified Party.

Section 10.7 Recoveries from Third Persons; Duplicative Recoveries.

(a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant hereto, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter. Notwithstanding the foregoing, the Purchaser Indemnitees shall not be required to pay over to the Seller any amounts recovered pursuant to the Purchaser R&W Insurance Policy, unless such amounts are duplicative of amounts paid by the Seller with respect to any Purchaser Indemnification Claim.

(b) No Indemnified Party may recover Damages from an Indemnifying Party under this Article X to the extent such recovery would result in duplicative recovery for the same Damages.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Fees and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.2 Extension; Waiver. The Purchaser (on behalf of itself and after the Closing, the Company) and the Seller (on behalf itself and, prior to the Closing, the Company) may (a) extend the time for the performance of any of the obligations or other acts of such other applicable party, (b) waive any inaccuracies in the representations and warranties made by any other applicable party herein or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance by such other applicable party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach, or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.3 Notices.

(a) All notices, consents, demands or other communications (collectively, the “Notices”) made pursuant to this Agreement shall be in writing, in the English language and signed and correctly dated by the party sending same. All Notices shall be delivered personally (by courier or otherwise) or by facsimile (with written confirmation of successful transmission) or sent by registered or certified mail (return receipt requested) or by overnight delivery (with evidence of delivery and postage and other fees prepaid), including by Federal Express, to the receiving party at the address given below:

If to the Seller or to the Company (prior to Closing), to:

LSB Industries, Inc. 16 South Pennsylvania Avenue Oklahoma City, Oklahoma 73107 Attention: General Counsel Fax: (405) 236-1209 (with such fax to be confirmed by telephone to (405) 510-3576)

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 2001 Ross Avenue Suite 3700 Dallas, Texas 75201-2975 Attention: Robert L. Kimball and Christopher R. Rowley Fax: (214) 999-7860

If to the Purchaser or to the Company (after the Closing), to:

NIBE Energy Systems Inc. 900 Conservation Way Fort Wayne, IN 46809 Attention: Kjell Olof Ekermo, President

With a copy (which shall not constitute notice) to:

Advokatfirman Delphi Stora Nygatan 64 SE-211 37 Malmö, Sweden Attention: Per-Ivar Svensson Fax: +46 40 660 79 09

With a copy (which shall not constitute notice) to:

Neal, Gerber & Eisenberg LLP Two North LaSalle Street, Suite 1700 Chicago, Illinois 60602 Attention: John J. Koenigsknecht and Philippe Y. Blanchard Fax: (312) 750-6441

(b) Any Notice delivered (i) personally or by registered or certified mail or by overnight delivery shall be deemed to have been given on the date it is so delivered, or upon attempted delivery if acceptance of delivery is refused, and (ii) by facsimile transmission shall be deemed to have been given on the first Business Day it is received (or on the first Business Day after it is received, if received on a day other than a Business Day, or if received outside normal business hours of a Business Day).

(c) A party may change the address to which Notices hereunder are to be sent to it by giving Notice of such change of address in the manner provided in Section 11.3(a) above.

Section 11.4 Entire Agreement. This Agreement (including the schedules and exhibits hereto), together with the Confidentiality Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

Section 11.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and with respect to the provisions of Section 6.6, the Persons benefiting from the provisions thereof all of whom are made intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties. Notwithstanding the foregoing, to the extent that the parties hereto modify any rights under this Agreement that inure to the benefit of Persons that are not parties hereto, such Persons shall be subject to such modifications.

Section 11.6 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented by the parties hereto in any and all respects but only in a written instrument executed by all parties.

Section 11.7 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of the signature page of this Agreement by facsimile or other electronic transmission (including by PDF) shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.9 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to its conflict of laws principles, to the extent such principles would require or permit the application of laws of another jurisdiction.

Section 11.10 Disclosure Letters.

(a) Disclosure of any fact or item in any Section of the Company Disclosure Letter shall be deemed to have been disclosed with respect to every other Section to which such disclosure is relevant to the extent that the relevance of such item to such other Section is reasonably apparent on the face of such item. The inclusion of any specific item in any Section of the Company Disclosure Letter is not intended to imply that the items so included or other items, are or are not material, and no party shall use the fact of the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes hereof.

(b) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement (other than with respect to any representation, warranty or provision of this Agreement in which such specification occurs).

Section 11.11 Consent to Jurisdiction; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States for the District of Delaware, and the appellate courts thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated herein, and hereby irrevocably waive, and agree not to assert, as a defense in any action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), that such action may not be brought or is not maintainable in said courts, that such action is brought in an inconvenient forum or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.3 hereof or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(b) EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implication of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 11.12 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

Section 11.13 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, without any bond or other security being required, such requirement being hereby waived, and to enforce specifically the terms and provisions of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The parties hereto acknowledge that the agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not enter into this Agreement. Nothing in this Section 11.3 shall in any way expand or be deemed or construed to expand the circumstances in which the Purchaser or any other Purchaser Related Party may be liable under this Agreement or any of the transactions contemplated hereby.

(c) To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement pursuant to Section 9.2 hereof) when such remedy is expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Proceeding.

Section 11.14 Conflicts and Privilege. The parties agree that, in the event a dispute arises after the Closing between the Purchaser or the Company, on the one hand, and the Seller, on the other hand, Vinson & Elkins L.L.P. may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Company, and even though Vinson & Elkins L.L.P. may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. The parties further agree that, as to all communications between Vinson & Elkins L.L.P., the Company and the Seller, that relate in any way to this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Seller may be controlled by the Seller, and shall not pass to or be claimed or controlled by the Company; provided that the Seller shall not waive such attorney-client privilege other than to the extent appropriate in connection with the enforcement or defense of its rights or obligations existing under this Agreement. Notwithstanding the foregoing, in the event a dispute arises between the Purchaser or the Company and a Person other than the Seller after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Vinson & Elkins L.L.P. to such Person.

Section 11.15 Seller Guarantee. All of the Seller’s obligations hereunder are hereby guaranteed by LSB. LSB hereby acknowledges and agrees that it shall cause the Seller to comply with all of the Seller’s obligations under this Agreement (“Seller Guaranteed Obligations”), and in the event the Seller fails to comply with any such obligations, it shall intervene to perform, or cause to be performed, such obligations in accordance with the terms of this Agreement. This is an unconditional guarantee of payment and not of collectability. LSB agrees that, for so long as the Seller is an affiliate of LSB, the Purchaser and the Seller may at any time and from time to time, without notice to LSB or LSB’s further consent, extend the term of this Agreement and make any agreement with the Seller or any Person liable with respect to any of the Seller Guaranteed Obligations hereunder for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Purchaser and the Seller or any such other Person without in any way impairing or affecting any of its Seller Guaranteed Obligations hereunder. LSB agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of any of the Purchaser Related Parties to assert any claim or demand or to enforce any right or remedy against the Seller or any other Person liable with respect to any of the Seller Guaranteed Obligations; (b) any change in the time, place or manner of payment of any Seller Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Seller Guaranteed Obligations; (c) any change in the corporate existence, structure or ownership of the Seller or any other Person liable with respect to any of the Seller Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Seller or any other Person liable with respect to any of the Seller Guaranteed Obligations; (e) the existence of any right of set-off which LSB may have at any time against the Purchaser Related Parties, whether in connection with any Seller Guaranteed Obligations or otherwise; or (f) the adequacy of any other means the Purchaser may have of obtaining payment of any Seller Guaranteed Obligations. To the fullest extent permitted by Law, LSB hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by any of the Purchaser Related Parties. LSB waives promptness, diligence, notice of the acceptance of this guarantee and of any Seller Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Seller Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Purchaser or any other Person liable with respect to the Seller Guaranteed Obligations and all suretyship defenses generally. LSB acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this guarantee are knowingly made in contemplation of such benefits.

Section 11.16 Purchaser Guarantee. All of the Purchaser’s obligations hereunder are hereby guaranteed by NIBE. NIBE hereby acknowledges and agrees that it shall cause the Purchaser to comply with all of the Purchaser’s obligations under this Agreement (“Purchaser Guaranteed Obligations”), and in the event the Purchaser fails to comply with any such obligations, it shall intervene to perform, or cause to be performed, such obligations in accordance with the terms of this Agreement. This is an unconditional guarantee of payment and not of collectability. NIBE agrees that, for so long as the Purchaser is an affiliate of NIBE, the Purchaser and the Seller may at any time and from time to time, without notice to NIBE or NIBE’s further consent, extend the term of this Agreement and make any agreement with the Seller or any Person liable with respect to any of the Purchaser Guaranteed Obligations hereunder for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Purchaser and the Seller or any such other Person without in any way impairing or affecting any of its Purchaser Guaranteed Obligations hereunder. NIBE agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of any of the Seller Related Parties to assert any claim or demand or to enforce any right or remedy against the Seller or any other Person liable with respect to any of the Purchaser Guaranteed Obligations; (b) any change in the time, place or manner of payment of any Purchaser Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Purchaser Guaranteed Obligations; (c) any change in the corporate existence, structure or ownership of the Purchaser or any other Person liable with respect to any of the Purchaser Guaranteed Obligations; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or any other Person liable with respect to any of the Purchaser Guaranteed Obligations; (e) the existence of any right of set-off which NIBE may have at any time against the Seller Related Parties, whether in connection with any Purchaser Guaranteed Obligations or otherwise; or (f) the adequacy of any other means the Seller may have of obtaining payment of any Purchaser Guaranteed Obligations. To the fullest extent permitted by Law, NIBE hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by any of the Seller Related Parties. NIBE waives promptness, diligence, notice of the acceptance of this guarantee and of any Purchaser Guaranteed Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Purchaser Guaranteed Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Seller or any other Person liable with respect to the Purchaser Guaranteed Obligations and all suretyship defenses generally. NIBE acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Agreement and that the waivers set forth in this guarantee are knowingly made in contemplation of such benefits.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its respective officer thereunto duly authorized, as of the date first above written.

Consolidated Industries L.L.C.

By:	/s/ Daniel D. Greenwell

Name:	Daniel D. Greenwell
Title:	President

Signature Page to

Stock Purchase Agreement

The Climate Control Group, Inc.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	Executive Vice President

Signature Page to

Stock Purchase Agreement

NIBE Energy Systems Inc.

By:	/s/ Kjell Olof Ekermo
Name:	Kjell Olof Ekermo
Title:	President

Signature Page to

Stock Purchase Agreement

Solely for purposes of Sections 6.8, 6.19 and 11.15

LSB Industries, Inc.

By:	/s/ Daniel D. Greenwell
Name:	Daniel D. Greenwell
Title:	President and Chief Executive Officer

Signature Page to

Stock Purchase Agreement

Solely for purposes of Section 11.16

NIBE Industrier AB (publ)

By:	/s/ Gerteric Lindquist
Name:	Gerteric Lindquist
Title:	Chief Executive Officer

Signature Page to

Stock Purchase Agreement